U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           The Securities Act of 1933
                              ---------------------

                                 B. TWELVE, Inc.
              (Exact Name of Register as Specified in Its Charter)

---------------------------------------- -------------------------------------- --------------------------------------
                Florida                                  2834                                65-1086538
---------------------------------------- -------------------------------------- --------------------------------------
      (State or Other Jurisdiction of          (Primary Standard Industrial    (I.R.S. Employer Identification Number)
       Incorporation or Organization)              Classification Code)
--------------------------------------------- -------------------------------- ----------------------------------------


---------------------------------------- -------------------------------------- --------------------------------------
  3801 PGA Boulevard, Suite 802, Palm     3801 PGA Boulevard, Suite 802, Palm             Michael S. Singer
  Beach Gardens, Florida 33407 (416)         Beach Gardens, Florida 33407        3801 PGA Boulevard, Suite 802, Palm
               216-0980                                                             Beach Gardens, Florida 33407
---------------------------------------- -------------------------------------- --------------------------------------
   (Address and telephone number of         (Address of principal place of       (Name, address and telephone number
     principal executive offices)                business or intended                   of agent for service)
                                             principal place of business)
---------------------------------------- -------------------------------------- --------------------------------------

                          Copies of Correspondence to:

                                 Jean-Luc Berger
                         41A Avenue Road, at York Square
                        Toronto, Ontario, Canada, M5R 2G3
                                 (416) 955-0159
                                 --------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

------------------------------------ ------------------ ------------------- ------------------- ---------------------
Title Of Each Class Of Securities    Number of Shares   Proposed Maximum    Proposed Maximum    Amount of
To Be Registered                     To Be Registered   Offering Price      Aggregate           Registration Fee (2)
                                                        Per Unit            Offering Price
------------------------------------ ------------------ ------------------- ------------------- ---------------------
Common Stock (1)                         5,000,000            $1.00             $5,000,000              $ o
------------------------------------ ------------------ ------------------- ------------------- ---------------------
Total                                    5,000,000            $1.00             $5,000,000              $ o
------------------------------------ ------------------ ------------------- ------------------- ---------------------


(1) We are offering 5,000,000 shares directly. There is no minimum amount of shares that must be sold, the proceeds of the offering may be $0 to $5,000,000 (exclusive of estimated offering expenses of $50,000).

(2)      Calculated in accordance with Rule 457 (o) under the Securities Act of
         1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                EXPLANATORY NOTE

This registration statement relates to the registration of a total of 5,000,000 shares of our common stock.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

We will offer the shares for sale for a period 120 days from the date of the prospectus (Offering closing date: November 30, 2002).

                      Subject to Completion, July 31, 2002


                                 B. TWELVE, INC.

                        5,000,000 SHARES OF COMMON STOCK

                           --------------------------

This is our initial public offering. We are offering to sell up to 5,000,000 shares of our common stock at a price of $1.00 per share on a best effort no minimum basis. This means that the proceeds from the offering will not be kept in an escrow account pending completion of this offering. There is no maximum investment amount per investor. At this time we intend to offer the shares ourselves through our officers and directors. We have not retained any underwriters, brokers or dealers to sell the shares for us.

There is no public market for our common stock nor can we give you any assurance that such a market will in fact develop following completion of our offering. Moreover, since we would not qualify for a listing on the Nasdaq Stock Market or other national exchange following the offering, if a trading market were to develop for our common stock it would most likely be on the NASD's Over the Counter Bulletin Board market.

Since there is no minimum amount of shares that must he sold, the proceeds of the offering may be $0 to $5,000,000 (exclusive of estimated offering expenses of $50,000).


              ----------------------------------------------------------------------------------------

              Proceeds from the offering based on a percentage of shares sold
              ----------------------------------------------------------------------------------------

                     0%                25%              50%               75%              100%
              ------------------ ---------------- ----------------- ---------------- -----------------

                     $ -           $1,250,000        $2,500,000       $3,750,000        $5,000,000
              ------------------ ---------------- ----------------- ---------------- -----------------


                              --------------------

See "RISK FACTORS" beginning on page 3 for a discussion of material issues to consider before making an investment decision regarding the purchase of our common stock.

                              --------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2002.

                                                     TABLE OF CONTENTS

PROSPECTUS SUMMARY................................................................................................1
RISK FACTORS......................................................................................................3
Cautionary Note Regarding Forward-looking Statements.............................................................10
USE OF PROCEEDS..................................................................................................11
ARBITRARY DETERMINATION OF OFFERING PRICE........................................................................12
DILUTION.........................................................................................................13
CAPITALIZATION...................................................................................................
DIRECTORS AND EXECUTIVE OFFICERS.................................................................................14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................15
DESCRIPTION OF CAPITAL STOCK.....................................................................................17
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILIITIES.............................18
DESCRIPTION OF OUR BUSINESS......................................................................................18
MANAGEMENT DISCUSSION OF PLAN OF OPERATIONS......................................................................
DESCRIPTION OF PROPERTY..........................................................................................47
EXECUTIVE COMPENSATION...........................................................................................47
FINANCIAL STATEMENTS.............................................................................................F-1

                               PROSPECTUS SUMMARY


This summary highlights selected material information from the prospectus, but does not contain all of the information that may be important to you. We encourage you to read the entire prospectus, including "RISK FACTORS" and our financial statements and the related notes, before making an investment decision regarding the purchase of our common stock.


THE OFFERING

   Company:                                  B. Twelve, Inc.

   Organized:                                Incorporated under the laws of the
                                             State of Florida in March 1999

   Executive Offices:                       3801 PGA Boulevard, Suite 802, Palm
                                             Beach Gardens, Florida 33407

   Telephone Number:                         416-955-0159

   Our Business:                             B Twelve is a development stage
                                             biopharmaceutical company. B Twelve
                                             develops early-stage drug
                                             candidates which have potential use
                                             as therapeutic agents for the
                                             treatment of cancer and diseases of
                                             the immune system. We are currently
                                             engaged in the research and
                                             development of a drug delivery
                                             platform technology and monoclonal
                                             antibodies that target the vitamin
                                             B12 pathway. We have no
                                             commercially viable products and,
                                             we will not have commercially
                                             viable products in the near future.
                                             We have identified potential drug
                                             candidates that are in early
                                             development stage of development.

                                             B Twelve has limited operation
                                             history, and has an accumulated
                                             deficit of $5,476,570, a working
                                             capital deficiency of $532,586 at
                                             March 31, 2002, losses from
                                             operations of $2,959,415 in FY02,
                                             and cash used in operations of
                                             $115,081 during FY02. In that
                                             regard, our Auditors have expressed
                                             concerns that B Twelve will
                                             continue as a going concern if
                                             additional capital is not raised.
                                             We need capital in order to
                                             continue and complete our research
                                             and development activities
                                             currently contemplated. Because
                                             there is no minimum amount of
                                             proceeds that will be raised,
                                             investors may end up holding shares
                                             in a company that hasn't raised
                                             sufficient proceeds from the
                                             offering to continue operations and
                                             has an illiquid smaller market for
                                             their shares.

                                             B Twelve's future operating results
                                             will depend on many factors,
                                             including demand for our
                                             technologies and/or related drug
                                             candidates, the level of
                                             competition, our dependence on
                                             collaborative partners, and our
                                             ability to control costs.

   The Offering:                             No minimum 5,000,000 shares at a
                                             price of $1.00 per share.

   Common Stock to be
   Outstanding Upon
   Completion of the Offering:               5,067,100 shares if no minimum
                                             raised 10,067,100 shares if
                                             offering completed

   Risk Factors and
   Suitability:                              An investment in the shares is not
                                             liquid, involves a significant
                                             degree of risk, (see "RISK
                                             FACTORS"), and is suitable only for
                                             persons who can afford the loss of
                                             their entire investment.

   Term of offering: We will offer the shares for sale for a period 120 days from the date of the prospectus (closing date: November 30, 2002).



No Trading Market for Our Common Stock

There is no trading market for our shares and no assurance can be given that such a market will develop or, if such trading market does develop, that it will be sustained. Even if we sold the maximum number of shares, we still would not satisfy the listing criteria for a listing on the NASDAQ Stock Market, Inc. or any national exchange. We have no arrangements or understandings with respect to a possible listing of our securities on any such securities market. The absence of such a trading market may limit the marketability and liquidity of our shares.

Use of Proceeds

Since there is no minimum amount to be raised, proceeds from our sale of shares will be available for use by us as the funds are received. Because we are offering the shares on a "best efforts, no minimum" basis, we cannot represent what percentage of the offered shares we will actually sell. We intend to apply proceeds from the offering, after payment of expenses, as set forth in the section of this prospectus entitled "USE OF PROCEEDS".

Because there is no minimum amount of proceeds that will be raised, investors may end up holding shares in a company that hasn't raised sufficient proceeds from the offering to continue operations and has an illiquid smaller market for its shares.

                                  RISK FACTORS


Investment in the common shares of B Twelve involves a high degree of risk and should be regarded as speculative due to:

Risks Related to Our Business:
------------------------------

(a) Development Stage Company and auditor's concern; Organized in March 1999, B Twelve has limited operation history and is considered a development stage company. B Twelve has an accumulated deficit of $5,476,570, a working capital deficiency of $532,586 at March 31, 2002, losses from operations of $2,959,415 in 2002, and cash used in operations of $115,081 during 2002. Our Auditors have expressed concerns that B Twelve will continue as a going concern if additional capital is not raised. We require immediately additional funds, in order to continue and complete the research and development activities currently contemplated. Because there is no minimum amount of proceeds that will be raised, investors may end up holding shares in a company that hasn't raised sufficient proceeds from the offering to continue operations and has an illiquid smaller market for their shares.

         In addition, we expect B Twelve's operating losses to continue over the next several years. B Twelve's future operating results will depend on the demand for its technologies and/or related drug candidates, the level of competition, our dependence on collaborative partners, and our ability to control costs.

(b) Capital requirements; We are in need of significant additional capital to enable us to continue our business. Failure to obtain the financing or to obtain it on a timely basis will have a substantial adverse affect on our operations and our ability to complete our plan of operation in whole or in part.

         Our capital requirements and availability of capital depend upon many factors, including continued scientific progress in research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost involved in filing, prosecuting and enforcing patent claims, the effect of competing technological developments, the cost of manufacturing scale-up, the cost of business development activities, and other factors which may not be within our control.

         The source, availability, and terms of such funds have not been determined and there is no assurance that we will be able to obtain any funding on acceptable terms or at all.

(c) Unproven technologies and related products; Because our drug candidates are based on unproven novel technologies, we may never develop them into commercial products.

         Many of our drug candidates are still in research and preclinical development, which means that they have not yet been tested on humans. We will need to commit significant time and resources to develop these and additional product candidates. We are dependent on the successful completion of clinical trials and obtaining regulatory approval in order to generate revenues.

         Furthermore, preclinical results in animal studies may not predict outcome in human clinical trials. Our product candidates may not be proven safe or effective. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Specifically, potential products may: i) be found ineffective or cause harmful side effects during preclinical testing or clinical trials, ii) fail to receive necessary regulatory approvals,
         iii) be difficult to manufacture on a large scale, iv) be uneconomical to produce, v) fail to achieve market acceptance, or vi) be precluded from commercialization by proprietary rights of third parties.

(d) Dependence on Collaborative Partners; The success of our business strategy is largely dependent on our ability to maintain our actual collaborations and/or to enter into new collaborations such as research alliances and licensing arrangements with universities, biotechnology companies and large pharmaceutical companies, and to effectively manage the relationships that may come to exist as a result of this strategy. We are currently seeking additional corporate collaborators, but there can be no assurance that such efforts will lead to the establishment of any favorable collaborations.

         There can be no assurance that any of B Twelve's future or existing collaborators: i) will commit sufficient resources to our research and development programs ii) will not pursue existing or other development-stage products either on their own or in collaboration with others, including competitors, or alternative technologies in preference to those being developed in collaboration with us, or that disputes will not arise with respect to ownership of technology developed under any such collaborations.

         Management of B Twelve's collaborative relationships requires and will continue to require significant time and effort from B Twelve's management team and effective allocation of the management's resources. Should any collaborative partner fail to develop successfully any product to which it has rights, or any of the partner's products to which we have rights, our business may be adversely affected. In addition, since we are currently indebted to many of our partners, our business could be materially harmed by delaying or interrupting our research and development activities.

(e) B Twelve's reliance upon proprietary technologies and patents; We consider patents and pending patent applications relating to various aspects of our technologies and related products to be materially significant to our business. These patents and pending patent applications are co-assigned to B Twelve (see section "Intellectual Property").

         Specifically, there can be no assurance that:

         o Any pending or future patent applications will be granted to B Twelve or that any current or future patent will be sufficiently broad to afford adequate protection for our technologies and related products against competitors with similar products.

         o B Twelve is the creator of inventions covered by pending patent applications or that it was the first to file patent applications for any such inventions.

         o Others will not independently develop similar technologies or duplicate any technology developed by B Twelve, or that our technologies will not infringe upon patents or other rights owned by others.

         o Any of B Twelve's patents will not be challenged, invalidated or circumvented.

         B Twelve may desire or be required to obtain licenses from others to develop, manufacture and market commercially viable products effectively, and there can be no assurance that such licenses will be available to us on commercially reasonable terms or at all.

         Patent-infringement lawsuits are common to our industry. Patent litigation proceedings are extremely expensive and could result in substantial cost to B Twelve. Patent litigation may be necessary to enforce B Twelve's rights provided by its patents or to determine the scope and validity of others' proprietary rights.

         Patent applications relating to or affecting our business have been filed by a number of pharmaceutical and biopharmaceutical companies in research and academic institutions (see risk factor "The competition" below).

(f) The competition; We have identified a certain number of companies as competitors in terms of business plans, scientific rationale, and technologies.

         We have identified the following companies that are focused on the development of vitamin based or related drug delivery technologies:
         Access Pharmaceuticals Inc., Copharos Inc., Endocyte Inc., Manticore Pharmaceuticals Inc., and Protarga, Inc.

         To our knowledge, other companies that are involved in the development and/or production, improved method of delivery or analogs of paclitaxel include but are certainly not limited to Bristol-Myers Squibb Co., Cell Therapeutics Inc., Ivax Corporation, Bioxell Pharma Inc., Supratek Pharma Inc., Enzon Inc., Napro Biotherapeutics Inc., F.H. Faulding & Co. Limited, Phytogen Inc., Aphios Corporation, Taxolog Inc., Cytoclonal Pharmaceutics Inc., Protarga Inc., and Mylan Laboratories Inc.

         The second aspect of B. Twelve's business is the development of human monoclonal antibodies (Mabs). We are aware of only three monoclonal antibodies approved in the United States for the treatment of cancer, Rituxan(R), Campath(R), and Herceptin(R), although many more are in development.

(g) B Twelve's current lack of commercial manufacturing capability and its dependence on others to produce its products; To be successful, B Twelve's drug candidates must be manufactured in commercial quantities, at acceptable costs and in compliance with regulatory requirements. However, there is no assurance that we will be successful in developing consistently sufficient capacity. In addition, any manufacturing facilities of B Twelve or its sub-licensees may be subject to inspection and licensing by regulatory authorities, prior to and during the production of commercial products. There can be no assurance that we or our sub-licensees will be able to make the transition to commercial production successfully.

(h) Absence of product liability insurance; Human clinical development of B Twelve's drug candidates entail an inherent risk that product liability claims would be asserted against the Company. We are not currently insured against such liability claims and there is no assurance that insurance will be available at acceptable premium rates if we are to conduct human clinical trials. Further, B Twelve will not likely have sufficient resources to satisfy significant claims, if required to do so. Product liability claims could have a materially adverse effect on our business and financial condition.

(i) Dependence on key personnel; B Twelve's success is principally dependent on its current executive officer, Jean-Luc Berger, for the operation of its business. B Twelve does not yet maintain "key man" insurance on its executive officer. The loss of Jean-Luc Berger would adversely affect the business of B twelve.

(j) Limited Management resources; We have no experience in manufacturing, procuring products in commercial quantities or marketing, regulatory approval process and only limited experience in negotiating, setting up or maintaining strategic relationships and conducting clinical trials, and there is no assurance that we will successfully continue or engage in any of these activities.

         Our business strategy requires that we establish and maintain good strategic alliances. Currently we are seeking strategic alliances but do not have any, beyond the Medarex' research collaboration agreement. We have limited experience in establishing and maintaining strategic alliances and we cannot give any assurance that we will be successful in establishing one or, if we do establish one or more relationships, be able to maintain the relationship(s) in a manner that is beneficial to us.

(k) Management of growth and Expansion; We will need to implement and improve our operational, financial and management information systems. Furthermore, it is anticipated that B Twelve's continued expansion in areas and activities requiring additional expertise, such as clinical trials, regulatory approvals and marketing, will require additional management and scientific personnel. Our ability to recruit and retain highly qualified management and scientific personnel is critical to our success.

(l) No Assurance of Profitability; We do not anticipate any significant revenues in the near future. Our ability to successfully implement our business plan is dependent on the completion of this Offering. There can be no assurance that B Twelve will be able to develop into a successful or profitable business.

(m) Currency Fluctuations; B Twelve reports its financial position and results of operations in United States dollars in its annual financial statements. Our operations may result in exposure to foreign currency fluctuations because of B Twelve Limited, our fully owned Canadian subsidiary. We are not in position to determine fluctuations in the current and future exchange rate between United States and Canadian dollars. Accordingly, we can not anticipate if such fluctuations will materially affect our financial position and results of operations. We do not currently take any steps to hedge against currency fluctuations.

Risks Related to Our Industry:
------------------------------

(n) Governmental regulation of our business; The development and manufacture of B Twelve's drug candidates are subject to regulation by governmental authorities in a number of countries.

         Any product being developed by B Twelve must undergo an extensive regulatory approval process. The process of obtaining regulatory approval can take many years and require the expenditure of substantial resources, and there can be no assurance that necessary approval or clearance will be obtained on a timely basis, if at all, for our products under development.

         In addition, delays or rejections may be encountered based upon changes in regulatory policy for product approval during the period of product development and regulatory review, and laws or regulations which may be adopted in the future could have a material adverse effect on our business and operations.

(o) Animal rights; Certain of our research and development activities involve animal testing. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas. To the extent the activities of these groups are successful, our business could be materially harmed by delaying or interrupting our research and development activities.

(p) Environmental Matters; B Twelve's discovery and development processes involve the controlled use of hazardous materials. B Twelve and its collaborators are subject to federal, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that B Twelve or its collaborators are in compliance, in all material respects, with all such relevant laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. To date, all our research and development activities have been conducted through agreements with third parties. Therefore, B Twelve is not specifically insured with respect to this liability. Our collaborators are however carrying insurances for such liability within the normal course of their business.

Risks Related to This Offering:
-------------------------------

(q) Control by officers, directors and entities affiliated with them; In the aggregate, ownership of our shares by management represents approximately 75% of our issued and outstanding shares of common stock as of date of filing. These shareholders, if acting together, will be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions.

(r) Medarex, Inc. - anti-dilution provisions; On January 2001, Medarex Inc. and B Twelve have entered into an agreement for the research, development and commercialization of novel cancer therapeutics. We issued 400,000 fully vested shares to Medarex to be used as credit against $1,200,000 future invoiced license and royalty fees. Based on the contract valuation of $3.00 per share and anti-dilution provisions provided to Medarex, the Company valued the 400,000 shares at $1,200,000. The value, considered a prepaid expense, was recorded as deferred fees deducted from stockholders' equity, to be amortized against future invoices.

(s) Secured convertible debenture; On May 1st, 2002, we issued a $100,000, 5%, Senior Secured Convertible Debenture - Series A (the "Debenture") to Credifinance Gestion S.A. (the "Investor"). Unless converted, redeemed or retracted before maturity, interest payments are due May 1, 2003 and April 30, 2004. The debenture must be paid in full on the earlier of April 30, 2004 or the closing date of the next round of financing for a minimum of $1,000,000. The debenture is collateralized by a Security Agreement on all of the Company's assets, including its patents and patent applications. At any time at the option of the holder, the outstanding principal amount of the debenture is convertible into common shares of the Company at a conversion price of $1.00 a share and accrued interest shall be payable in cash at that time. The Debenture contains various covenants some of which restrict the ability of the Company to issue further debt or issue further equity securities. The debenture contains anti-dilution provisions requiring the Company to issue additional shares to the Investor, based upon a stipulated formula, if the Company sells any additional shares at less than $3.00 per share.

         The debenture is redeemable by the Company with a minimum of 10 and maximum of 60 days notice to the holder, but may not be redeemed by the Company before May 1, 2003. The debenture is redeemable for cash (or common shares of the Company with approval of the holder at the conversion price as defined in the debenture ) in whole, or in part from time to time at a redemption price equal to the principal plus accrued and unpaid interest. After May 1, 2003, the holder may also elect redemption in cash only, at a redemption price equal to the principal plus accrued and unpaid interest and with notice to the Company the same as above.

(t) No minimum number of shares sold in this Offering; Since there is no minimum amount to be raised, proceeds from our sale of shares will be available for use by us as the funds are received. Failure to obtain sufficient financing or to obtain it on a timely basis will have a substantial adverse affect on our operations and our ability to complete our plan of operation in whole or in part. Consequently, investors may end up holding shares in a company that hasn't raised sufficient proceeds from the offering to continue operations and has an illiquid smaller market for its shares.

         In addition, shares of our preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions and having such rights, privileges and preferences, as the board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any additional shares of preferred stock.

(u) The absence of dividends; We don't presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future. Should our operations become profitable, it is likely that we would retain much or all of the Company's earnings in order to finance future growth and expansion.

(v) Immediate and Substantial Dilution. An investor in this Offering will experience immediate and substantial dilution.

(w) Lack of Prior Market for Securities of B Twelve; No prior market has existed for the securities being offered hereby and it is improbable that a market will develop subsequent to this Offering.

(x) Investor Relations Arrangements; We have not entered into any written or oral agreements or understandings with any person to provide promotional or investor relations services for B Twelve. We currently handle our own investor relations.

(y) Additional dilution and issuance of common shares for debt settlement; In connection with services provided to B Twelve, New York University ("NYU") and SEED Intellectual Property Law Group PLLC ("SEED") have agreed in principle to settle our outstanding debt with the issuance of common shares of B Twelve. If issued, NYU and SEED will be granted a "put" option to sell the common shares back to B Twelve after a period of three (3) years from the date of acceptance. In the event that NYU and SEED elect to exercise the "put" option, the common shares will be repurchased by B Twelve, at a purchase price of $1.00 per common share an in accordance with a mutually agreeable procedure. As a result, we may have to issue about 150,000 common shares to these parties in parallel to this offering. At the date of filing, we have not executed such agreement with NYU or SEED.

              Cautionary Note Regarding Forward-looking Statements

Some of the information in this prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events and are based on our management's beliefs, as well as assumptions made by and information currently available to them. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include the words "anticipate," "believe," "budget," "estimate," "expect," "intend," "objective," "plan," "probable" "possible," "potential," "project" and other words and terms of similar meaning in connection with any discussion of future operating or financial performances.

Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many of these factors, including the risks outlined under "RISK FACTORS", will be important in determining our actual future results, which may differ materially from those contemplated in any forward-looking statements. These factors include the following:

Risks Related to Our Business:
------------------------------

o        Development Stage Company and Auditor's concern;
o        Capital requirements;
o        Unproven technologies and related products;
o        Dependence on Collaborative Partners;
o        B Twelve's reliance upon proprietary technologies and patents;
o        The competition;
o B Twelve's current lack of commercial manufacturing capability and its dependence on others to produce its products;
o        Absence of product liability insurance;
o        Dependence on key personnel;
o        Limited Management resources;
o        Management of growth and Expansion;
o        No Assurance of Profitability;
o        Currency Fluctuations;

Risks Related to Our Industry:
------------------------------

o        Governmental regulation of our business;
o        Animal rights;
o        Environmental Matters;

Risks Related to This Offering:
-------------------------------

o        Control by officers, directors and entities affiliated with them;
o        Medarex, Inc. - anti-dilution provisions;
o        Secured convertible debenture;
o        No minimum number of shares sold in this Offering;
o        The absence of dividends;
o        Immediate and Substantial Dilution.
o        Lack of Prior Market for Securities of B Twelve;
o        Investor Relations Arrangements;
o        Additional dilution and issuance of common shares for debt settlement;

When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made.

Although we believe that the expectations reflected in the forward-looking statement are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as otherwise required by federal securities laws, we are under no duty to update any of the forward looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar "forward looking statements" by existing public companies, does not apply to our offering.


                                 USE OF PROCEEDS

Since there is no minimum amount to be raised, proceeds from our sale of shares will be available for use by us as the funds are received. All subscriptions that are accepted by us are, subject to any applicable laws, irrevocable. Because we are offering the shares on a "best efforts no minimum" basis, we cannot represent what percentage of the offered shares we will actually sell.

Because there is no minimum amount of proceeds that will be raised, investors may end up holding shares in a company that hasn't raised sufficient proceeds from the offering to continue operations and has an illiquid smaller market for its shares.

Funds received for this offering will be used for pre-clinical development with clinical and academic institutions and co-development research program with Medarex Inc., and the balance for G&A including costs associated to the intellectual protection of the Company's research. The following table shows our intended application of the use of proceeds as a percentage of the gross proceeds received from a minimum of 0% to a maximum of 100%:


------------------------------- --------------------------------------------------------------------------------------

Intended use of proceeds        Proceeds from the offering based on a percentage of shares sold
------------------------------- --------------------------------------------------------------------------------------

                                       0%               25%              50%              75%              100%
------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------

Proceeds                              $ -           $1,250,000       $2,500,000        $3,750,000       $5,000,000
------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------

      Use of Proceeds
------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------

Product Development                   $ -            $825,000        $1,750,000        $2,750,000       $3,750,000
------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------

Working Capital                       $ -            $300,000         $600,000          $800,000        $1,000,000
------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------

Patents & Legal                       $ -            $125,000         $150,000          $200,000         $250,000
------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------

Total                                 $ -           $1,250,000       $2,500,000        $3,750,000       $5,000,000
------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------

The amounts set forth above represent our best estimate for the use of the net proceeds of this offering in light of current circumstances. However, actual expenditures could vary considerably depending upon many factors, including, without limitation, changes in economic conditions, unanticipated complications, delays and expenses, or problems relating to the development of additional products and/or market acceptance for our products and services. Any reallocation of the net proceeds of the offering will be made at the discretion of our board of directors but will be a part of our strategy to develop our products and commencement of preclinical and clinical trials. Our working capital requirements are a function of our future growth and expansion, neither of which can be predicted with any reasonable degree of certainty. We may need to seek funds through loans or other financing arrangements in the future, and there can be no assurance that we will be able to make these arrangements in the future should the need arise.

Pending our use of the net proceeds of the offering, the funds will be invested temporarily in certificates of deposit, short-term government securities, or similar investments. Any income from these short-term investments will be used for working capital.

The net proceeds from this offering, based on historical experience, are expected to be adequate to fund our working capital needs for about 24 to 36 months if the maximum proceeds are received. If no proceeds are received, we have currently enough cash to continue our operations for about 3 to 5 months. Any intermediate proceeds from the offering will be significant in prolonging our operations proportionally to the amount.


                    ARBITRARY DETERMINATION OF OFFERING PRICE

There is no active trading market for our common stock. The initial offering price of $1.00 per share has been arbitrarily determined by us, and will not necessarily bear any relationship to our assets, earnings, book value or any other objective standard of value. Among the factors considered by us in determining the initial offering price were:

o        The lack of trading market;
o        The proceeds to be raised by the offering;
o The amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present shareholders;

o Equity investment made by Medarex Inc. in January 2001 for a total value consideration of $1,200,000 - at $3.00 per share - to be applied against future invoices.
o Proceeds from private placements at $1.00 per common share; and o Secured convertible debenture of $100,000 - Series A - at 5% annual interest rate and conversion price of $1.00.


                                    DILUTION

The difference between the public offering price per share and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock. Dilution arises mainly from the arbitrary decision by a company as to the offering price per share. Dilution of the value of the shares purchased by the public in this offering will also be due, in part, to the lower book value of the shares presently outstanding, and in part, to expenses incurred in connection with the public offering.

Net tangible book value is the net tangible assets of a company (total assets less total liabilities and intangible assets; please refer to "Financial Statements"). At March 31st, 2002, we had a net tangible book value deficiency of $532,586 or ($0.11) per share.

After giving effect to the sale of the 5,000,000 shares being offered at an initial public offering price of $1.00 per share and after deducting estimated expenses of this offering ($50,000), our adjusted net tangible book value at March 31st, 2002 after the offering would have been $4,420,615 or $0.44 per share, representing an immediate increase in net tangible book value of $4,950,000 per share to the existing shareholders and an immediate dilution of $0.56 per share to new investors.

The following table illustrates the above information with respect to dilution to new investors on a per share basis:

------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------
                                0% of shares      25% of shares    50% of shares    75% of shares     100% of shares
                                sold              sold             sold             sold              sold
------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------
Initial public offering price        $ 1.00           $ 1.00           $ 1.00           $ 1.00             $ 1.00
------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------
Total Proceeds                         $0         $1,250,000       $2,500,000       $3,750,000         $5,000,000
------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------
Pro-forma  net  tangible  book     (529,385)        (529,385)        (529,385)        (529,385)          (529,385)
value at March 31, 2002
------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------
Increase  in   pro-forma   net      (50,000)       1,200,000        2,450,000        3,700,000          4,950,000
tangible book value
attributed to purchasers of
shares, net of offering
expenses
------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------
Adjusted pro-forma net               $(0.11)           $0.11            $0.25            $0.36              $0.44
tangible  book value per share
after our offering
------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------
Dilution  to   purchasers   of        $ -              $0.89            $0.75            $0.64              $0.56
shares
------------------------------- ----------------- ---------------- ---------------- ----------------- ----------------

                              PLAN OF DISTRIBUTION

It is not the present intention of management that the sale of the securities being offered herein shall be through underwriters or brokers. The management intends that sales of the stock shall be conducted by officers and/or directors of the Company without payment of commissions.

We reserve the right to reject any subscription in whole or in part, or to allot to any prospective investor less than the number of shares subscribed for such investor.


                        DIRECTORS AND EXECUTIVE OFFICERS

A) DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding the directors and executive officers of B Twelve.

--------------------------------------------------------------------------------
Name                             Age               Position
--------------------------------------------------------------------------------

Jean-Luc Berger, Ph.D.           39                President & Chief Executive
                                                   Officer, Director

Georges Benarroch                54                Director

Don MacAdam                      55                Director

--------------------------------------------------------------------------------

The business experience of the persons listed above during the past five years are as follows:

Dr. Jean-Luc Berger, Ph.D., President & Chief Executive Officer; Director.

Director of the Company since inception on March 5, 1999. Dr. Berger is President and C.E.O. of B Twelve since May 15, 2001. He joined the Company as Chief Operating Officer in September 2000. Prior to joining B Twelve, Dr. Berger was a Pharmaceutical/Biotechnology analyst with Credifinance Securities Limited, a Toronto-based, institutional investment and research firm, since 1996. Dr. Berger obtained his M. Sc. From Universite de Montreal, his Ph.D. from Universite LAVAL and completed his post-doctoral studies at McGill University and has over thirty publications and scientific communications to his credit. Dr. Berger is member of many biotechnology organizations including the "Biotechnology Industry Organization" (BIO), the "Canadian Healthcare Licensing Association" (CHLA), the "Biotechnology Network" and is an associate member of the "Council for Continuing Pharmaceutical Education" (CCPE).

Mr. Georges Benarroch, Director.

Director of the Company since May 5, 2000. For the past five years, Mr. Benarroch has been the Chairman, President & Chief Executive Officer of Credifinance Securities Limited, the President and Chief Executive Officer of InterUnion Financial Corporation, and the Chairman of InterUnion Asset Management Ltd. InterUnion Financial Corporation is a public company. Mr. Benarroch is also a director of Credifinance Gestion S.A.

Mr. Donald MacAdam, Director.

Director of the Company since November 17, 1999. Since January 2000, Mr. MacAdam is a consultant to technology companies. From 1997 to 1999, he was President and Chief Executive Officer of Tm Bioscience Corporation. Prior to Tm Bioscience Corporation, Mr. MacAdam was President of CRS Robotics Corporation from 1993 to 1996. Both Tm Bioscience Corporation and CRS Robotics Corporation are public companies. In addition to his work at B Twelve, Mr. MacAdam is currently a director of: AutoBranch technologies Inc., Mississauga, Ontario; and, Hammond Power Solutions, Guelph, Ontario.

B) SIGNIFICANT EMPLOYEES

B Twelve does not expect to receive a significant contribution from employees that are not executive officers or directors.

C) FAMILY RELATIONSHIPS

Currently, there are no directors, executive officers or persons nominated or persons chosen by B Twelve to become a director or executive officer of the Company who are directly related to an individual who currently holds the position of director or executive officer or is nominated to one of the said position.

D) INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

No director, or officer, or promoter of B Twelve has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


A) SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following persons (including any group as defined in Regulation S-B, Section 228.403) are known to B Twelve, as the issuer, to be beneficial owner of more than five percent (5%) of any class of the said issuer's voting securities as of July 31st, 2002.


------------------------ ----------------------------- -------------------------- -----------------------------
Title of Class           Name and Address of                 Common Shares            Percentage of Class
                         Beneficial
                         Owner
------------------------ ----------------------------- -------------------------- -----------------------------

Common                   Credifinance Gestion S.A.             3,300,000                     65.1%
                         (1)
                         Geneva, Switzerland
Common                   Dr. Uri                                902,025                      17.8%
                         Sagman
                         Toronto, Ontario, Canada
Common                   Medarex                                400,000                       9.0%
                         Inc.
                            New Jersey, United States
Common                   Dr. Jean-Luc                           377,025                       7.4%
                         Berger
                         Toronto, Ontario, Canada
------------------------ ----------------------------- -------------------------- -----------------------------

(1) Credifinance Gestion S.A., incorporated in the Canton of Fribourg, Switzerland, is a wholly owned subsidiary of Credifinance Capital Corp., a privately held Delaware corporation. A director of B Twelve, Georges Benarroch is the President & CEO of Credifinance Capital Corp. and is a non executive director of Credifinance Gestion SA.


B) SECURITY OWNERSHIP OF MANAGEMENT


------------------------ ----------------------------- -------------------------- -----------------------------
Title of Class           Name and Address of                 Common Shares            Percentage of Class
                         Beneficial
                         Owner
------------------------ ----------------------------- -------------------------- -----------------------------

Common                   Georges Benarroch                       17,525                       0.3%
Common                   Dr. Jean-Luc Berger                    377,025                       7.4%
Common                   Don MacAdam (1)                         17,525                       0.3%
------------------------ ----------------------------- -------------------------- -----------------------------

Note: as of July 31st, 2002.

(1) Don MacAdam owns 14,525 common shares directly and 3,000 common shares through A360 Inc., a private holding company.

C) CHANGES IN CONTROL

Currently, there is no such arrangement which may result in a change in control of the Company.

                            DESCRIPTION OF SECURITIES

The following description of our securities and various provisions of our Certificate of Incorporation and our bylaws are summaries. Statements contained in this prospectus relating to such provisions are not necessarily complete, and reference is made to the Certificate of Incorporation and bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to our registration statement of which this prospectus constitutes a part, and provisions of applicable law. Our authorized capital stock consists of 25,000,000 shares of common stock, $.0001 par value, of which 5,067,100 shares were issued and outstanding as of date of filing of this prospectus, and 1,000,000 shares of preferred stock, $1.00 par value, of which none are currently issued. As of July 31, 2002, there were 9 holders of record of our common stock.

Common Stock

Each share of common stock is entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the board of directors from funds legally available funds. No holder of any shares of common stock has any pre-emptive right to subscribe for any of our securities. Upon our dissolution, liquidation or winding up of our corporate affairs, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and non-assessable.

Each shareholder of common stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders. The shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting in the election of directors will be able to elect all the directors if they choose to do so.

In October 2000, 400,000 options were reserved in trust for future issuance in accordance with an anti-dilution provision in an amended stockholder agreement. During June 2001, 125,000 of these options were granted to Credifinance Gestion S.A. and then exercised at a price of $1.00 per share. The Company recognized a consulting expense of $254,346 based on the $3.00 current fair market value of the warrants computed pursuant to the fair market value method of SFAS 123. In May 2002, Credifinance Securities Limited received a fee of 25,000 common shares from the trust for arranging the secured convertible debenture transaction and options to purchase 25,000 common shares at of the Company at an exercise price of $1.00 per share for a period of five years. At the date of filing, we have 250,000 options remaining in the trust for future issuance.

Preferred Stock

The board of Directors is authorized, without further shareholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock. As of July 31st, 2002, there are no issued preferred shares outstanding.

Shares of our preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions and having such rights, privileges and preferences, as the board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any additional shares of preferred stock.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES


Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to Directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                           DESCRIPTION OF OUR BUSINESS

THE COMPANY

B. Twelve, Inc. is a development stage biopharmaceutical company incorporated in the State of Florida on March 5th, 1999. The Company conducts business directly and through B Twelve Limited, its wholly-owned Canadian subsidiary incorporated in the Province of Ontario on March 5th, 1999. The registered office of the Company is 3801 PGA Boulevard, Suite 802, Palm Beach Gardens, Florida 33407. The Company's address for service, in Canada, is 41A Avenue Road, York Square, Toronto, Ontario, M5R 2G3.

B Twelve was formed to acquire a patent portfolio and the rights to early-stage compounds which have potential use as therapeutic agents for the treatment of cancer and diseases of the immune system. The Company is currently engaged in the development of a drug delivery platform technology and monoclonal antibodies that target the vitamin B12 pathway.

BUSINESS OF B TWELVE

OVERVIEW

B Twelve is developing a portfolio of targeted biologic treatments based on:

(a)      the delivery of cytotoxic drugs using the vitamin B12 as vehicle; and
(b) the therapeutic effect of vitamin B12 depletion on abnormal rapid growth and deregulated cells, such as observed in cancer and some diseases of the immune system.

Targeted disease in oncology refers to a focus on understanding the underlying cause of disease and an attempt to attack cancer at its molecular roots. This research is in sharp contrast to conventional treatments such as chemotherapy used in oncology, which indiscriminately attacks rapidly dividing cells and causes unwanted side effects. Targeted therapies pinpoint the underlying molecular process of a tumor cell while sparing normal cells and healthy tissues. The result is often a more efficacious drug with a more favorable side-effect profile.

Cancer research associated with the vitamin B12 pathway is based on the hypothesis that, by interfering with the signal's source, the messages necessary for tumors to grow and stay alive - grow new vasculature, or migrate - can be blocked. Vitamin B12 regulates one of two major cellular pathways for the production of folates, the cell's primary source of carbon and the progenitor for the synthesis of DNA. B Twelve has developed receptor-specific technologies to control the uptake of vitamin B12 into dividing cells. There are two ways to prevent the proliferation signal from reaching the command center in the nucleus. They are (1) block the signaling pathway once the growth factor is already bound or (2) block the receptor from binding its growth factor. The first option is accomplished with the delivery of cytotoxic drugs issued of our enabling drug delivery platform technology and the second with monoclonal antibodies issued of our vitamin B12 depletion technology.

TECHNOLOGIES & PRODUCTS

B Twelve's portfolio consists of molecules at the research and development stage which may ultimately prove useful in the treatment of certain types of cancer and inflammatory diseases. We believe that there are several human therapeutics applications for B Twelve's drug candidates. Specifically, a number of properties of our drug delivery and vitamin B12 depletion technologies suggest a potential role for our drug candidates in the therapy of solid tumors such as colorectal and breast cancer in addition to treatment of leukemias. The following table summarizes our research and product development programs:



-------------------------------- ------------------------- ------------------------- ---------------------------------
Technologies                     Drug Candidates           Target Indication         Phase of Development
                                                                                     Status
-------------------------------- ------------------------- ------------------------- ---------------------------------
Drug Delivery
-------------------------------- ------------------------- ------------------------- ---------------------------------
     Bioconjugate                Paclitaxel                Oncology                  Proof of concept
     Constructs                  Doxorubicin               Oncology                  Proof of concept
                                 Carboplatinum             Oncology                  Proof of concept
-------------------------------- ------------------------- ------------------------- ---------------------------------
Anchor Technology
-------------------------------- ------------------------- ------------------------- ---------------------------------
     Targeted                    -                         Oncology                  Discovery
     liposome
-------------------------------- ------------------------- ------------------------- ---------------------------------
Vitamin B12 Depletion
-------------------------------- ------------------------- ------------------------- ---------------------------------
     Monoclonal                  Transport                 Oncology                  Proof of concept
     Antibodies                  protein
                                 Receptor                  Oncology                  Development
-------------------------------- ------------------------- ------------------------- ---------------------------------
     Depletion Agents            Receptor                  Oncology                  Proof of concept
                                   modulators
-------------------------------- ------------------------- ------------------------- ---------------------------------


B Twelve's lead drug candidates include a selectively targeting bioconjugate of paclitaxel (also known as Taxol(R)) and vitamin B12, and monoclonal antibodies currently being co-developed with Medarex Inc., a biotechnology company.

A diverse proprietary intellectual portfolio, which includes 9 issued, and 17 pending patent applications, protects B Twelve's technologies (see "Intellectual Property" Section, below).

SCIENTIFIC & THERAPEUTIC RATIONALE

Vitamin B12 (or cobalamin) is an essential cofactor required for DNA synthesis in proliferating cells. B Twelve has developed receptor-specific technologies to control the uptake of vitamin B12 into dividing cells. Depletion of B12 levels in cells leads to inhibition of cellular proliferation and induction of apoptosis, or programmed cell death, in tumor cells.

The science underlying the importance of vitamin B12 and the effects of vitamin B12 depletion is well known. Experimental data in vitro, in pre-clinical animal models, and in patient studies have demonstrated the absolute requirement of proliferating normal and neoplastic cells for vitamin B12. The feasibility of using vitamin B12 depletion as therapy to treat cancer has been established in patients. Clinical studies were performed using nitrous oxide to obtain whole body inactivation of vitamin B12 (through an oxidation process) resulting in a dramatic decline of leukemic cells in patients in the blast crisis phase of acute myeloblastic leukemia. (Lassen, HCA and Kristensen ,HS. Remission in chronic myeloid leukemia following prolonged nitrous oxide inhalation. Danish Med Bull, 6:252-254, 1959; Eastwood, D.W. et al. Effect of nitrous oxide on the white-cell count in leukemia. New Eng J Med, 268:297-299, 1963.) While the results obtained from both patients and animal studies have revealed useful potential therapeutic application of vitamin B12 depletion as anti-cancer therapy, the results gained little recognition and no real application due to the impracticality of the therapy and its toxicity.

In the cell, vitamin B12 is used as an essential enzyme cofactor in the production of folates which are ultimately the carbon source for nucleotide and DNA synthesis. The two key enzymes involved in folate production are methionine synthase (MS) and dihydrofolate reductase (DHFR). The latter enzyme has been a prime target for the design of anti-cancer agents, such as methotrexate, one of the most widely used drugs. The former is B Twelve's target for regulation. There is currently on the market existing anti-folate drugs which interfere with other parts of the folate cycle. These include chemotherapeutic drugs such as methotrexate and 5-fluoraracil (5-FU), which are widely used in cancer treatment. However their efficacy is limited by significant toxicity and ultimately the induction of drug resistance. Vitamin B12 depletion has been demonstrated to kill cancer cells that are resistant to such conventional chemotherapeutic drugs.

In Human, vitamin B12 is acquired by the diet. After being released from food, vitamin B12 is transferred across the digestive tract to the blood stream where it binds with a carrier protein, known as transcobalamin II ("TCII"). Then, the vitamin B12/TCII complex is transported in the blood and eventually recognized by high affinity receptors (TCII/ B12 receptors) present on dividing cells.

The receptors are specific to the TCII/vitamin B12 complex and solely responsible for internalization of vitamin B12 into dividing cells. The receptors are undetectable or non-active on non-dividing cells but are activated and highly expressed when cells are stimulated to divide thus allowing for vitamin B12 uptake. For uptake of vitamin B12 by the cell, the vitamin B12/TCII complex first binds to the cell receptor. The receptor internalizes into the cell and releases the vitamin B12/TCII complex. It then recycles to the surface and is once again available for further binding.

Rapidly dividing cells associated with cancers and other proliferative diseases express far more receptors than most normal cells. At the present time, over expression of activated vitamin B12 receptor has been found on all of the human solid tumor cell lines that have been examined. These include both hematological malignancies (leukemia and lymphoma), and solid tumors such as colon and breast cancers.

It is B. Twelve's mission to develop a commercially viable therapeutic approach based on vitamin B12 depletion in and more targeted fashion, including the delivery of therapeutic agents. A major thrust of the research program of the Company has been to develop drugs that could repeat and improve upon the therapeutic efficacy of vitamin B12 depletion.

A therapeutic niche therefore has been established by demonstrating the potential of vitamin B12 depletion to circumvent drug resistance or in turn for vitamin B12 depletion to be used in combination with other drugs as adjunct to conventional chemotherapy. This overall approach further resulted in the development of a drug delivery platform using the vitamin B12 as a vehicle to deliver chemotherapeutic agents to tumors in a selectively manner.

B Twelve's Drug Delivery Technology

B Twelve is currently using vitamin B12 as a vehicle to deliver cytotoxic drugs selectively to tumors. The process can be achieved by taking advantage of a proprietary technology and expertise based on known biological transport mechanisms. The technology, known as bioconjugation, creates a molecular complex ("bioconjugate") through the non-covalent binding of a transportable state of the drug with the vitamin B12. The technology is designed to protect drugs from degradation whilst allowing absorption through specific binding to a receptor.

Prior to development, potential drug candidates have to meet some criteria including:

         (a)      Technical feasibility,
         (b)      Established biology and clinical enabling animal models,
         (c)      Unmet medical need,
         (d)      Therapeutic opportunity,
         (e)      Commercial potential,
         (f)      Patent protection, and
         (g)      Potential partnering.

A)       Bioconjugates

         Since oncology is an area of expertise of B Twelve, we demonstrated that the vitamin B12 molecule could be derivatized and attached to different antineoplastic agents, and yet maintain binding to the TCII carrier molecule and its respective receptor, resulting in effective delivery and release of the drug to the tumor. A number of different types of bioconjugates were produced, including those with marketed chemotherapeutic agents such as:

         (a)      Paclitaxel (Taxol(R)),
         (b)      Doxorubicin, and
         (c)      Carboplatinum.

B)       Anchor Technology

         B Twelve has initiated the development of a new generation of vitamin B12 targeted liposome technology. Targeting factors which can be attached to these liposomes include monoclonal antibodies and other proteins. This approach is aimed at delivering a high drug payload, specifically to targeted cells, with the intent to improve the therapeutic index and reduce toxicity.

TARGETED DRUG DELIVERY TECHNOLOGY

We developed a core drug delivery technology that permits to generate:

1) vitamin B12 bioconjugates that are used as a vehicle to deliver drugs selectively to tumors via a receptor-mediated pathway.
2) vitamin B12 analogues that are used to deplete the same tumors of the vitamin B12, an essential co-factor for the biosynthesis of methionine and nucleic acids (see "Depletion Technologies", below).

We use the terms bioconjugates and analogues for drug candidates involved in drug delivery and depletion technologies, respectively.

A unique feature of our technology has been to found that the vitamin B12 needed to be conjugated at a specific site in order to retain its binding capacity to the TCII, its plasma protein carrier. The vitamin B12 includes six primary amides around the central corrin ring structures, which primary amides are labeled a-e, and g. The e-position of vitamin B12 proves most useful in drug delivery because conjugates and analogues derivated at the e-position bound most strongly with TCII, which is required for the receptor mediated drug delivery (Pathare P.M., et al. Synthesis of cobalamin - biotin conjugates that vary in the position of cobalamin coupling. Evaluation of cobalamin Derivatives binding to Transcobalamin II, Bioconjugate Chemistry, 7; 217-232, 1996).


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

The e-isomer vitamin B12 can be further conjugated to a cytotoxic drug via a linker group. The resulting bioconjugate, provides an anti-tumor effect as a result of a specific, receptor-mediated event. We generated candidate molecules, which have been shown to achieve the following in cell culture experiments:

         o        reduction of cell surface receptors following treatment

         o        killing of tumor cells

         o        induction of apoptosis (programmed cell death) in tumor cells

         o inhibited by native B12, demonstrating that the killing effect is specific and requires uptake via the receptor-mediated system.

         o works in the presence of the vitamin B12 carrier protein TCII, which is required for cell surface receptor binding and subsequent internalization.

The coupling of vitamin B12 to the cytotoxic agents selected by B Twelve resulted specifically in the uptake of the drug candidates by the normal mechanisms of transport. The bioconjugates were dependent of the TCII level in the medium and being taking up by the TCII/receptor mediated pathway, resulting in apoptosis (death) of the cancer cells, both in vitro and in vivo. Because the uptake is TCII-mediated, toxicity can be prevented or reversed by dosing with plain vitamin B12, which ties up the TCII and reverses or blocks further uptake. Further experiments, including animal models are underway to better understand the mode of action of those new bioconjugates.

Should these results be established by further testing and studies, it would indicate that our drug candidates, if used as cancer chemotherapeutic agents, would tend not to cause many of the side effects associated with or attributable to currently administered chemotherapies, which are less target-specific. We therefore believe that development and commercial exploitation of the subject drug candidate(s), as to the success of which no assurances can be given, may lead to a drug formulation which will attack certain malignant tumors while producing fewer or less severe manifestations of the side effects caused by many chemotherapies currently administered.

B TWELVE'S PROPOSAL

B Twelve's bioconjugate and anchor technologies are applicable to a very broad range of therapeutic areas. Each specific technology has the potential to target a large number of therapeutic candidate targets for creation of bioconjugate candidates. New drug candidates can be synthesis from:

         (b)      Existing drugs
         (c)      Generic drugs
         (d)      Molecules in development.
         (e) Molecules with attractive biological activity and potency that were never developed because of too short half-life of activity for commercial utility or inadequate safety profile.

We believe that B Twelve's core drug delivery technology exhibits a number of properties that would make it attractive to potential partners and be commercially viable:

         (a)      Core component (vitamin B12) and linker are safe and non toxic
         (b)      Core technology is protected by issued patents
         (c)      Versatility of the technology
         (d)      Diverse drug payloads
         (e)      Permit rapid drug creation
         (f)      New bioconjugate constructs are patentable
         (g)      Availability and low cost of raw material and
         (h)      Easy to scale-up and technology transfer.

We intend to exploit the concerns about the toxicity of synthetic materials used in various drug delivery technologies. Others that explored the use of naturally occurring drug carrier systems such as platelets, albumin, erythrocytes, viral particles, and lipoprotein particles have exploited such concerns.

The drug candidates created by our bioconjugation technology platform are to be administered by intravenous injection or rapid infusion. It permits to the reactive bioconjugates to rapidly reach their target and bond their receptor in a highly selective manner. When a bioconjugation technology is applied to existing drugs, it creates new chemical entities (NCE) with substantially improved pharmacokinetic profiles, broadened therapeutic indices, and other advantages. Also, drug development risks can be reduced because the bioconjugate can utilize drug moeities whose pharmacology and toxicity profiles are already well understood. If manufacturing processes for the Drug Moeity are already developed then the final chemical modification steps to form a bioconjugate are usually fairly easy to achieve in a low risk, low cost conventional medicinal chemistry manufacturing process. The timeline required to progress from project feasibility to bioconjugate synthesis to pilot preclinical studies to formal preclinical development is normally a matter of months, not years. From a regulatory perspective, a bioconjugate will undergo the same review process as other NCE's. Still, a therapeutic bioconjugate with a reactive chemistry component has the potential to raise a number of regulatory questions.

DEPLETION TECHNOLOGIES

ANALOGUES OR DEPLETION AGENTS

As mentioned above, B Twelve has created a class of agents known as "analogues or depletion agents", with the selectivity of the natural ligand (vitamin B12) for its receptor, that cause a reduction in the number of receptors through alterations in receptor movement on the surface of and within the cell. Treatment with such drugs eventually result in cells devoid of receptors for a period of time that are unable to respond to binding of the natural ligand and triggering of biological responses i.e. biological unresponsiveness. Such drugs would be fundamentally more effective in regulating biologic responses than existing antagonist approaches because:

o they catalyze the depletion of cell surface receptors in a ligand-specific fashion and are therefore more potent and longer acting than antagonists
o they can be potentially applied to most receptors; including receptors which transduce signals o they require only knowledge on the molecular structure of the ligand to develop drug candidates, without knowledge of receptor structure (unlike rational drug design)

o they may be able to receive selectivity of action, even with a non-selective targeting moiety, due to differential processing of the agents by different cell types
o In some cases, receptor modulators may be designed to have a longer serum half-life or activity in the body compared to existing agonists or antagonists
o As a design feature required for their activity, they may have a higher binding activity for the receptor than the natural ligand

A number of different types of vitamin B12 analogues were produced:

o Dimerization of vitamin B12. Dimeric forms of vitamin B12 bind even more avidly to TCII than natural vitamin B12. Further, these derivatives result in formation of a complex containing two TCII molecules. Such molecules might be capable of cross-linking cell surface receptors and trigger more efficient internalization

o Conjugates with Reporter Functions. The reporter moiety is designed to allow the in vitro and in vivo properties of new molecules to be readily assessed. Biotin derivatives (as a reporter moeity) have been produced.

o Radioiodinatable Derivatives of vitamin B12 were designed to obtain high specific activity radiolabelled vitamin B12. Such derivatives have been obtained to trace the mechanism of action of the compounds.

o Derivatives of vitamin B12. Most importantly, the vitamin B12 molecule could be derivatized (attached to different chemical groups), and binding TCII retained. This is critically important in order to preserve specificity in receptor binding and to subsequently add groups capable of modulating the vitamin B12 receptor.

B TWELVE'S MONOCLONAL ANTIBODIES

The second aspect of B. Twelve's business is the development of human antibodies. Many of the product development issues for antibodies have been addressed over the last ten years including immunogenicity and scale-up manufacturing for therapeutic applications resulting in the approval or pending approval of a number of products in the United States and Europe.

B Twelve is developing monoclonal antibodies as vitamin B12 receptor control agents for certain pharmaceutical applications including treatment of cancer and autoimmune diseases. The cell surface receptor for vitamin B12 requires that the vitamin B12 molecule be associated with the serum carrier protein TCII for recognition and uptake. Consequently, there are three ways in which antibodies could be used to block vitamin B12 uptake resulting in cellular depletion:

o Type 1: binds the TCII molecule; These Mabs which react to apo-TCII (no vitamin B12 bound) at the binding site for vitamin B12 inhibit uptake of vitamin B12 into the carrier protein, thereby preventing uptake by the B12/TCII receptor

o Type 2: binds the TCII-vitamin B12 complex; These Mabs deplete cellular vitamin B12 by binding to holo-TCII (bound to vitamin B12) and inhibiting its interaction with the B12/TCII receptor

o Type 3: binds the vitamin B12 receptor; These Mabs bind to the receptor itself and prevent its contact with the B12/TCII complex

Development of fully human antibodies of the above types is currently the subject of a co-development program and partnership between Medarex Inc. and B Twelve.

B TWELVE'S PROPOSAL

The pharmaceutical industry is recognizing that human monoclonal antibodies are the fastest, most cost-effective route to creating novel therapeutic products using the plethora of newly discovered targets.

The key to our co-development program with Medarex is the creation of high affinity, fully human antibodies against our proprietary targets in a matter of months through a development program named "T-12 DevelopmentSM", using the HuMAb-Mouse technology. While traditional drugs generally require five or more years for pre-clinical development alone, according to Medarex, we have the potential of taking a new product from the initial target to initiating clinical trials in as few as 12 months.

Antibody product development offers several advantages when compared with traditional pharmaceutical development. Compared to small-molecule chemical entities, antibodies can be quickly generated against biological targets, providing a much faster means of bringing a product to the clinic. Conventional small molecule therapeutics generally go through a very lengthy and unpredictable discovery process. In contrast to small molecule development, antibody therapeutics would have a more rapid discovery process and cost less to develop.

The HuMAb-Mouse of Medarex creates fully human high-affinity antibodies in a matter of months avoiding the need for humanization or complicated genetic engineering. The HuMAb-Mouse system is reported to be reliable and generates high quality human antibodies with measured affinities from 100 to over 1,000 times greater than the affinities of antibody products currently on the market. Following generation in the Medarex mouse system, the HuMAbs can be readily transferred to stable hybridoma cell lines for standard large-scale production.

Native monoclonal antibodies derived from mice ("murine") are potent immunogens and can, with repeated administration, provoke a powerful human anti-mouse antibody (HAMA) response. A patient's immune response recognizes murine antibodies as foreign substances, and when treatment is administered more than once, it mounts an immunogenic reaction called human anti-mouse antibody or HAMA response. HAMA response clears the murine antibodies rapidly from the serum, preventing them from reaching the disease target to deliver their therapeutic activity. During this clearing process, large immune response complexes are formed, and inflammatory cytokines are released, causing patients to experience flu-like symptoms (i.e. chills and fevers) and allergic reactions which, in severe cases, can lead to systemic shock or death. With larger antibody doses, serum sickness and organ damage may result. Several approaches have been developed to reduce or prevent HAMA responses. Portions of antibodies, such as Fab fragments, that include the original murine variable regions retain binding specificity and provoke a HAMA response much less frequently than do intact mouse antibodies. However, Fab fragments usually rely on lethal conjugates for cytotoxicity, since they lack the Fc portion through which antibodies interact with immune effector cells and complement. Chimeric antibodies retain murine variable regions couple to human constant regions. Humanized antibodies contain only the hypervariable or complementarity-determining regions (small segments of the variable region that account for the antigen specificity) for the original mouse antibody. The relative merits of these approaches have not been clinically evaluated or compared. The risk of HAMA Formation may also vary according to tumor type. Patients with B cell malignancies have been reported to develop HAMA less frequently than those with T-cell malignancies or solid tumors. Disappointingly low levels of cytotoxicity were reported during initial clinical experience with unmodified murine antibodies, which typically interact weakly with human immune effector mechanisms. There are, however, numerous potentially effective means by which monoclonal antibodies can induce tumor cell death.

Today, the majority of Mabs being developed, as opposed to their murine and chimeric predecessors, are created using human genes as to closely mimic the natural antibodies found within the human body. This humanizing process significantly improves the safety and efficacy profile since it minimizes the immunogenicity problems, which have been largely considered the weakness of antibody therapy. Better yet, transgenic mice (mice with human antibody genes inserted) and phage display technologies have recently become commercially available, enabling drug companies to generate fully human antibodies rapidly, eliminating immunogenicity problems together.

Transgenic mice technology, such as offered by Medarex, has the capacity to generate high affinity human antibodies in a rapid and cost efficient manner. The genetic makeup of these transgenic mice strains has been altered through a series of genetic manipulation such that the endogenous antibody genes are silenced and replaced with a set of human antibody genes. The end result, a hybridoma cell line producing fully human antibodies against the desired antigen target, is a vast improvement over the traditional hybridoma method.

Overall, transgenic mice technology offers three key advantages for antibody development:

         a)       No immunogenicity;
         b)       Reduces time of development; and
         c)       Lower royalty obligation.

For all the reasons describe above, we made the decision to go through the fully human version of its first generation of antibodies.

Overall, the new generation of antibodies generated with Medarex is anticipated to confirm the biological activities already observed. B Twelve believes that products based upon this technology would have several advantages over existing anti-proliferative agents and other experimental antibody cancer therapies. Advantages of B Twelve's candidates to other therapeutic antibody products are outlined below and in particular the company has defined on the following competitive attributes in pursuing its product development strategy:

o Greater accessibility to target: Currently available antibody-based tumor therapies are limited by tissue access. As the Company's Mab bind to a more accessible carrier protein in serum, (TCII), they are not restricted in delivery only to tumor cells in proximity to blood vessels.

o Less modification of the antibody: A therapeutic effect should result purely from the binding of the antibody to transcobalamin (TCII), the essential carrier protein for vitamin B12. This contrasts with other antibody therapies where there may be loss of antibody specificity or potential for toxicity due to conjugation with toxins, drugs or isotopes.

o Lower antibody dose: The levels of vitamin B12 cellular receptors and carrier proteins in humans are typically very low. The Company estimates that this will translate into a very low dose of antibodies necessary to achieve therapeutic results.

o Reversible side effects: Studies of patients with hereditary deficiencies of TCII indicate that the effects on normal tissues caused by the inability of vitamin B12 to enter the cell can be overcome by administration of very high doses of vitamin B12.

Market and Competition

CANCER OVERVIEW

We believe that there are several human therapeutics applications for B Twelve's drug candidates. A number of properties of B Twelve's drug delivery and vitamin B12 depletion technologies suggest a potential role for the Company's drug candidates in the therapy of solid tumors such as colorectal and breast cancer in addition to treatment of leukemias.

Existing therapies in oncology are generally toxic and frequently ineffective. As a result, the cancer market is dominated by research and development efforts aimed at safer and more effective agents. For these reasons, the primary focus of current research is on innovative approaches to the disease and agents that work along new biological pathways as reflected by the emergence of novel targeted therapies. More specifically, competitors for the development of new therapeutic products to treat cancer also focus on monoclonal antibody based cancer therapeutics, cancer vaccines and other approaches that are based on both active and passive immunotherapies and small molecule discovery and development. Competition in our industry is intense and is expected to increase as disease management and patient compliance become more important in the overall challenge to contain health care costs.

Cancer is not a single disease, nor is it a simple one; rather it is a family of at least 100 diseases that vary in age of onset, rate of growth, diagnostic, response to treatment and prognosis. Cancer results from an abnormal, rapid growth of cells. These cells divide and multiply unchecked, often becoming tumors that invade healthy tissue. They also quickly adapt to changes in their environment and are capable of developing mechanisms of resistance to accepted treatment regimes. Surgery, radiation and chemotherapy remain the principal effective treatment for cancer. In addition, although the reason is not clearly understood, many cancer drugs are effective in only a subpopulation of individuals with the same disease.

Given the vast affected population and the continuing toll in terms of morbidity and mortality, cancer is major focus of drug research interest. According to Decision Resources, in 1997, approx. 6.3 million people worldwide died from some form of cancer, and most major international cancer agencies expect this number to double by 2022. According to the International Labour Organization, the biggest cause of death in the workplace was found to be cancer, causing about 640,000 or 32% of deaths. It is followed by circulatory diseases (23%), accidents (19%), communicable diseases (17%) and respiratory diseases (7%).

Worldwide, an estimated 10 million people are diagnosed with some type of cancer annually. In North America, where the incidence is approximately 1.25 million cases per year, cancer is the second leading cause of disease-related death, behind cardiovascular disease which is predicted to surpass in the next few years. The principal reasons for this projection appear to be the aging population in more developed countries, environmental issues related to industrial development, and improvements in the treatment of cardiovascular disease. North America, Europe, and Japan are the principal markets for cancer therapies because of the established healthcare and payor systems.

One of every four deaths in the United States is caused by cancer, making it the second leading cause of death in the country next to cardiovascular diseases. The U.S. National Cancer Institute (NCI) estimates that about 8 million Americans have or have had some form of cancer. Cancer claims annually about 560,000 American lives. The annual incidence of cancer in the seven major developed markets (U.S., Japan, U.K., Germany, France, Italy and Spain) is over 2,000,000. Of those patients treated annually, more than 800,000 will become refractory (unresponsiveness) to chemotherapy, often developing multi-drug resistance and metastatic tumors. Despite significant strides in reducing cancer mortality, many patients still fail to respond to any of the current therapies and in fact 45% of all cancer patients develop resistance to the drugs used to fight their disease.

The principal type of cancer in the United States, accounting for approximately half of the incidence of all cancers, are prostate, breast, lung and colorectal. These four types of cancer are also responsible for the highest combined mortality, accounting for approximately 50% of all cancer deaths in the United States. Bladder, ovarian, brain and oral cancer, as well as lymphoma, leukemia and melanoma account for the majority of the balance of cancer deaths. The incidence of a particular cancer varies greatly between continents, principally because of diet and habit.

Overall costs of the disease are $107 billion annually; $37 billion in direct medical costs. According to The Pharmaceutical Research and Manufacturers of America (PhRMA) in 1999, pharmaceutical companies were developing about 350 new medicines for cancer, some of which were in development for more than one type of the disease, for a total of over 525 projects. The medicines include 63 for breast cancer, 58 for skin cancer, including melanoma, 58 for lung cancer, and 46 for colon cancer, the second leading cancer killer of both men and women.

According to a study from Business Communications Co., Inc., the worldwide cancer drug market approached $14.8 billion in 2000. Growing at an AAGR (average annual growth rate) of 12.5%, this market is expected to exceed $26.7 billion in 2005. Between 2000 and 2005, an estimated 134 new drugs (including innovative products as well as new formulations and/or indications for existing drugs) to treat cancer will be introduced, which are expected to generate a 75% increase in worldwide cancer drug sales. Established product lines currently constitute nearly 90% of the market with estimated sales of $13.2 billion in 2000. This segment will grow at an AAGR of 6.6% through the period to reach $18.2 billion in 2005. The use of cancer therapies is forecast to increase as diagnostics methods improve and, in particularly, as more effective treatments are developed.

The market for innovative therapies was estimated at $1.5 billion in 2000 and, with an AAGR of 40.2%, is likely to total $8.6 billion in 2005. Indeed the entire market could nearly double in size from 2000 to 2005.

North America leads the regions with approximately 47 percent of the global sales, followed by Europe with 24 percent and Japan with 16 percent. The factors contributing to this growth are the social need for more effective treatments, the increasing understanding of the disease and the positive climate at the FDA and other regulatory agencies (promising cancer treatments are given priority by these agencies).

DRUG DELIVERY INDUSTRY

The innovative drug industry is estimated to have total worldwide annual sales in excess of $300 billion and is growing at an annual rate of approx. 10%. But the branded industry is also facing patent expirations over the next five years on drugs that generated close to $35.0 billion in U.S. sales alone in 1999. Thus, we intend to clearly take advantage of an industry that has historically rejuvenated itself with the development of new premium-priced breakthrough therapies that have obsoleted older drugs and opened up entirely new markets. According to industry sources, the drug delivery market was worth over $40 billion in 1999 and is anticipated to double by the year 2005.

Drug delivery has become one of the fastest growing areas in the pharmaceutical industry with companies increasingly turning to novel delivery systems in order to:

         1.       Extend the patent life of existing drugs
         2.       Increase product portfolio
         3.       Enhance safety and efficacy
         4.       Reduce unwanted side-effects
         5.       Improve patient compliance,
         6.       Take advantage of the regulatory approval cycle process, and
         7.       Maintain product sales against competition.

Novel systems have also been designed to provide new therapies by modifying the activity of existing compounds. A wide range of drug delivery technologies has specifically been designed to solve biological problems and physiological constraints with clear clinical and cost benefits over existing therapies. In the past, drugs have generally been administered orally or by injection, although the steady plasma drug concentrations that are normally required for optimal efficacy and safety of a drug are difficult to achieve with these methods of delivery. Currently, candidates issued of B Twelve's proprietary technology are aimed to be delivered to the body via the intraveinous (iv) route. The iv route is generally used in situations where rapid responses are required, or where there is no alternative because absorption is impaired or not feasible by other routes. Even by the iv route it is possible to modify the kinetics of disposition, and sometimes the metabolic profile of the drug, by its incorporation into vesicles, such as liposomes, or its attachment to a carrier.

PACLITAXEL

New anti-cancer drugs showing efficacy and improved safety profile can have a major influence on the market. This has been demonstrated by Taxol(R) - paclitaxel -, which is now approved for ovarian, breast, and lung cancers as well as for AIDS-related Kaposi's sarcoma. In just its second year on the market back in 1994, Taxol(R) was the leading drug for this market with sales advancing 168% to $375 million (ovarian cancer was the first approved indication). BMS - Bristol-Myers Squibb Co. - reported sales of $1.5 billion for Taxol in 1999 with over 130,000 patients treated pa. The explosive growth rate of Taxol(R) since its introduction reflects the very limited alternatives available for the effective treatment of solid tumors.

The field is in its infancy and the introduction of the second and third generations of improved drugs should accelerate market growth. Despite generic competition, BMS reported sales of Taxol(R), the Company's leading anti-cancer agent, of $330 million for the first quarter of 2001. Domestic sales decreased 28% to $179 million (due to generic competition), while international sales increased 9% to $151 million, led by strong sales growth in Japan and France.

Paclitaxel, or commonly referred to as "Taxol" of Bristol-Myers Squibb Co., was discovered by the National Cancer Institute ("NCI") in the United States in the early 1960's. Despite promising anti-tumor activities, development of paclitaxel as an anti-neoplasic agent progressed slowly because paclitaxel's scarcity and the difficulty of large-scale isolation, extraction and preparation. In January 1991, after an open competition initiated by the NCI in 1989, BMS was selected and given exclusive rights to develop and market paclitaxel pursuant to a cooperative research and development agreement with the institute. Since, paclitaxel received marketing approval in more than 50 countries around the globe for late stage ovarian and metastatic breast cancer. But still, a major side-effect observed in the use of Taxol(R) has been the damage to the bone marrow, resulting in severe anemia, infections, diarrhea, mouth ulcers and hair loss. The hypersensitivity reactions were initially life-threatening but they are now controlled with a strict regime of premedication. The severity of the neutropenia is now being reduced with a bone marrow stimulating medication called GCSF.

There is no patent on the composition of paclitaxel and BMS does not hold any orphan drug status on the drug. As a result, patents relating to paclitaxel focus on method claims for the treatment of malignancy, and compositions of matter claims have been granted for a large number of paclitaxel analogs or derivatives. More recently, many companies have focused on the development of new drug delivery system to reduce the side-effects associated to paclitaxel and its derivatives. Due to the therapeutic potential of paclitaxel, over 200 patents have been issued in the United States regarding the above mentioned claims.

Paclitaxel is an antimicrotubule agent that promotes the assembly of microtubules from tubulin dimmers and stabilizes microtubules by preventing depolimerization. In vitro, paclitaxel exhibits cytotoxic activity against a wide variety of both human and rodent tumor cell lines including leukemia, non-small cell lung carcinoma, small-cell lung carcinoma, CNS carcinoma, melanoma, renal carcinoma, ovaria carcinoma and breast carcinoma.


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


COMPETITION LANDSCAPE

We have identified the following players as comparables and/or competitors in terms of business plans, scientific rationale and technologies:

Endocyte, Inc is a private U.S. based biotechnology company focused on vitamin based drug targeting and delivery systems. Similarly to B. Twelve, Endocyte's mission is to use vitamins as "trojan horses" to target and deliver diagnostic and therapeutic agents into cells for treatment of diseases. Endocyte's lead project is the use of the vitamin folate to target and deliver anticancer agents.

Protarga, Inc. is a private U.S. based pharmaceutical company that has developed a technology involving the chemical attachment of natural fatty acids to therapeutic agents that are accumulated by the cells. The Company's first product candidate, Taxoprexin(R) Injection for cancer chemotherapy, is currently being evaluated in eight Phase II clinical studies in the US and Europe.

Copharos Inc. is a private U.S. based biotechnology company that has developed a method of attaching radioactive atoms to vitamin B12, such that the resulting compound can be used with a standard gamma camera to detect and image sites of cancer in the human body. This compound is designated as DTPA-adenosylcobalamin, or "DAC," which is then labeled with Indium-111, one of several common radioisotopes used for imaging. The focus of Copharos is medical imaging and breast cancer.

Manticore Pharmaceuticals Inc. is a private U.S. based biotechnology company that has developed a method to target the delivery of cytotoxic anticancer drugs to tumor cells by using vitamin B12 as delivery vehicle similarly to B Twelve's approach, except that their bioconjugates are synthesized by attaching cytotoxic drugs to the cobalt atom of cobalamin. The bioconjugates need to be activated by ultrasound to cleave the C-Co bond, thereby allowing release of the drug. They also developed fluorescent cobalamin conjugates ("CobalaFluors") that may be useful as diagnostic imaging agents in breast cancer surgery and other diagnostic procedures where it is desirable to visualize cancer cells, similarly to Copharos Inc.

Access Pharmaceuticals is a public U.S. based pharmaceutical company that has proprietary patents or rights to seven drug delivery technology platforms: synthetic polymer targeted delivery, vitamin mediated targeted delivery (including oral), bioerodible hydrogel technology, nanoparticles, Residerm topical delivery, carbohydrate targeting technology and agents for the prevention and treatment of viral diseases, including HIV.

To our knowledge, other companies that are involved in the development and/or production, improved method of delivery or analogs of paclitaxel include but are not limited to Bristol-Myers Squibb Company, Cell Therapeutics Inc., Ivax Corporation, Bioxell Pharma Inc., Supratek Pharma Inc., Enzon Inc., Napro Biotherapeutics Inc., F.H. Faulding & Co. Limited, Phytogen Inc., Aphios Corporation, Taxolog Inc., Cytoclonal Pharmaceutics Inc., Protarga Inc., and Mylan Laboratories Inc.

MONOCLONAL ANTIBODIES

The second aspect of B. Twelve's business is the development of human monoclonal antibodies (Mabs). There is a large spectrum of biotechnology companies engaged in the development of Mabs therapies. Invariably technologies developed by these companies target cancer, AIDS and autoimmune disorders, in addition to cardiovascular, viral and organ transplant indications as well as medical diagnostics. Antibody-based approaches developed by these companies include toxin conjugates, radioisotope conjugates, and unconjugated antibodies.

Monoclonal antibodies were one of the first therapeutic products issued of the biotechnology industry. Unlike most conventional drugs, these recombinant proteins possess intrinsic properties that empower them to selectively neutralize disease-causing targets without harming healthy neighboring cells. However, in the early 1990s, the first generation of monoclonal antibodies experienced clinical trial failures due to their murine nature. Many product developments were derailed in 1992 when data from various clinical trials revealed no clinical difference between the treated group and placebo and, in fact, suggested that treatment may even have been harmful.

The first generation of Mabs failed human clinical development for the following reasons:

A) Immunogenicity problems or HAMA response: Since Mabs were made from murine genes, immunogenicity issues were largely responsible for causing toxicity and neutralizing efficacy.

B) Inadequate cytotoxic activity: Because they originate in mice, these antibodies were unable to activate important human immune function.

C) Poor target selection: Targets chosen were not appropriate for antibody-based therapy often due to target hindrance and/or expression.

Among the first generation antibodies, the only therapeutic antibody to reach the market was Johnson & Jonhson's OrthoClone (OKT3), which was approved in 1986 as an immunosuppressive agent to treat patients undergoing kidney transplantation. Due to its significant toxicity profile, however, OrthoClone has remained a niche product for end-stage transplant patients with market potential of $50 million and is still the only murine monoclonal antibody authorized as therapeutic.

Among cancers, lymphomas have been an attractive target for antibody therapy. A number of antigens have been associated with solid tumours, and Mabs based therapeutic products targeting those antigens have been produced. Many of them are now in various stages of clinical development and these antigens include: the epidermal growth factor receptor (EGF-R), carcinoembryonic antigen (CEA), Tag 72 (tumour-associated glycoprotein 72), LeY (Lewis Y antigen), gd2 (ganglioside D2), transferring receptor, epcam (epithelial cell adhesion molecule), tumour necrosis factor, PSMA (prostate-specific membrane antigen) and numerous others.

The excitement surrounding Mabs began in November 1997, when the FDA approved RituxanTM (Rituximab) for the treatment of advanced, recurrent non-Hodgkins lymphoma -- the first time a monoclonal antibody had ever been cleared for use in cancer therapy.

We are aware of only three monoclonal antibodies approved in the United States for the treatment of cancer, Rituxan(R), Campath(R), and Herceptin(R), although many more are in development.


                           Approved Anti-Cancer Antibody Products in The United States.
------------------------------ --------------------- ----------------------------------------- ------------
           Company                 Product/Type                     Indication                   Status
------------------------------ --------------------- ----------------------------------------- ------------
IDEC Pharmaceuticals/          Rituxan(R)            Non-Hodgkin's lymphoma                       1997
Genentech                      "Chimeric"
------------------------------ --------------------- ----------------------------------------- ------------
Genentech                      Herceptin(R)          Metastatic breast cancer                     1998
                               "Humanized"
------------------------------ --------------------- ----------------------------------------- ------------
Berlex Laboratories            Campath(R)            Leukemia                                     2001
                               "Humanized"
------------------------------ --------------------- ----------------------------------------- ------------

Rituxan(R) binds specifically to the CD20 antigen expressed on the surfaces of normal and malignant pre-B and mature B lymphocytes. Greater than 90% of B-cell NHLs express the CD20 antigen.

Herceptin(R) (Trastuzumab) is approved for the treatment of HER2 protein over-expressing metastatic breast cancer--approved for first-line use in combination with paclitaxel. Amplification of the human epidermal growth factor receptor 2 (HER2) gene results in HER2 protein overexpression. HER2 overexpression occurs in approximately 25% of breast cancer patients. Normal cells express a small amount of HER2 protein on their plasma membranes in a tissue-specific pattern.

Campath(R) (alemtuzumab) works by binding to the CD52 antigen that is present on the surface of the malignant lymphocytes. After binding, the drug induces antibody-dependent lysis, or killing. This causes the removal of malignant lymphocytes from the blood, bone marrow, and other affected organs. CD52 is expressed on the surface of normal and malignant B and T lymphocytes, NK cells, monocytes, macrophages, and tissues of the male reproductive system.

Today, industry sources estimate that approx. 50% of therapeutic antibodies currently in development are humanized, and in 1997, Protein Design Labs's Zenapax(R) became the first humanized antibody product to be successfully developed for commercialization. While the humanized therapeutic antibodies have a significant improved profile in every parameter (safety, efficacy, and dosing due to the lower incidence of immunogenicity) compared to their murine and chimeric counterparts, these antibodies have still some important and unanswered questions. Is there any risk of immunogenicity with prolonged treatment, and if so how long long before it sets in? Most clinical trials for antibodies in chronic therapy have been conducted in immunocompromised patients, so it still remains unclear whether or not prolonged treatment in immunocompetent patients, will trigger immunogenic reactions. To eliminate this risk altogether, fully human antibodies may be a better approach.

A new generation of antibody technologies -transgenic mice and phage display - is challenging both traditional hybridoma and humanizing production methods. These novel technologies enable drug companies to produce fully human antibodies. Since both approaches are relatively new for commercial use, the majority of the fully human antibodies produced are still in early clinical or preclinical development.

Industry sources estimate the total antibody therapeutic market in 1999 to be $1.3 billion, up 336% and 63.1% from 1997 and 1998, respectively. Going forward, the total antibody therapeutic market in 2002 could easily reach $3.1 billion in worldwide sales from 19 approved products.

This growth trend is justified for the following reasons:

a) Near-term growth driven by market launch of recently approved antibody products;
b) Physicians begin to embrace monoclonal antibodies as treatment option for patients;
c) Additional growth driven by label expansion for existing approved antibody products;
d)       Long-term growth driven by a robust industry pipeline

Regulatory Environment

Drug Development and Approval Process

B Twelve's pre-clinical and clinical trials, as well as the manufacturing and marketing of its potential products, are subject to extensive regulation for safety and efficacy by various governmental authorities around the world. The United States Food and Drug Administration ("FDA") plays a key role since it regulates drug approval for the world's largest market.

The process of studying drugs intended for use in humans usually begins with pre-clinical studies involving only animals. These pre-clinical studies are followed by studies that involve humans on a scale to assess safety and which are then expanded to a larger group to assess safety and efficacy. These various studies are usually broken into four phases with multiple studies generally conducted within each phase. Throughout these pre-clinical and clinical studies drug concentrations are measured in biological fluid samples as part of the assessment of drug safety and efficacy.

Preclinical Studies

Preclinical drug studies involve the evaluation of drug testing in animals in a preliminary effort to determine toxicity, correct doses, side effects and efficacy in animals to provide evidence of the safety of the drug prior to its administration to humans. Bioanalytical research involves the use of instruments that can detect and measure trace quantities of drugs, metabolites, genetic material and other products in biological samples.

Clinical Studies

Upon successful completion of pre-clinical studies the drug undergoes a series of evaluations in humans including healthy volunteers. The pharmaceutical Company sponsoring the new drug must file an Investigational New Drug application (IND), which includes results from the pre-clinical evaluations and provides comprehensive descriptions of the proposed human clinical studies. There are four generally accepted Phases in clinical studies, but the Phases may overlap:

Phase I These studies usually take one year to complete and are conducted on a small number of healthy human subjects to evaluate the drug's pharmacological actions, toxicity, metabolism and pharmacokinetics.

Phase II These studies take an average of two years to complete and are carried out on a relatively small number of patients suffering from the targeted condition or disease, to determine the drug's effectiveness and dose response relationship. This phase provides additional safety data and the first substantiative evidence of the drug's efficacy in humans.

Phase III These studies take an average of two years to three years to complete and involve tests on a much larger population of patients suffering from the targeted condition or disease, typically several hundred to several thousand patients. Such studies measure the drug's efficacy and its side effects on a large scale and typically involve numerous hospitals and clinics.

Phase IV This final phase involves monitoring the long-term benefits and risks of a drug after it has entered the market. These studies also involve examining the efficacy and safety of different dosage forms or focusing on specific sub-populations of patients for evaluation of the drug's efficacy and safety. Such studies can be carried out on thousands to tens of thousands of patients.

Upon completion of Phase III clinical studies, the pharmaceutical company sponsoring the new drug assembles all the preclinical and clinical data in the form of a New Drug Application (NDA), for submission to the FDA, or a New Drug Submission (NDS) for the TPP. The review process generally takes 12 to 18 years before the drug receives approval for marketing.

In Canada, these activities are regulated by the Food and Drug Act. The approval procedure is substantially similar to that of the FDA, but the rules and regulations promulgated thereunder are enforced by the Therapeutic Products and Programs ("TPP") of Health Canada. Outside the United States and Canada, and whether or not the FDA or TPP approval has been obtained, approval of a product by local regulatory authorities must be obtained prior to the commencement of commercial sales of the product in a given country. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA or TPP approval. Although there are some procedures for unified regulatory filings for certain European countries, in general, each country at this time has its own procedures and requirements.

Drug manufacturing is also regulated, thus companies are required to ensure compliance with GMPs quality standards that require the control of production activities, raw-material procurement, complaint management, product recalls, labeling and promotional material. In addition to these standards, which are common to all drugs, manufacturers of biopharmaceutical products must demonstrate that their products are homogeneous from one lot to the next, failing which the applicable regulatory authority may prohibit the sale of a lot and possibly require that a product be recalled.

Accelerated Approval in the United States

The FDA has enacted regulations which are intended to accelerate the process of validating the development, assessment and marketing of new diagnostic drugs or drugs used for the treatment of serious diseases for which there is no other satisfactory treatment. This "fast-track" designation enables the FDA to participate in the process of establishing research protocols and enables, but does not require it to approve the marketing of the drug immediately following the conclusion of Phase II clinical trials. The FDA may nonetheless require that Phase III clinical trials for a drug be completed even if it has approved the marketing of the drug.


                                PLAN OF OPERATION


The following discussion of our plan of operation should be read in conjunction with the consolidated financial statements and the attached notes included elsewhere in this prospectus.

We have historically funded our operations with funds from private placement equity offerings. Since our inception in 1999, we have dedicated substantially all of our resources to the research and development of our technologies and related compounds. As of March 31, 2002, B Twelve has an accumulated deficit of $5,476,569, a working capital deficiency of $529,384, losses from operations of $2,959,244 in 2002, and cash used in operations of $114,991 during 2002. Our Auditors have issued a report on our consolidated financial statements included in this prospectus for the year ended March 31, 2002, and have expressed concerns that B Twelve will continue as a going concern if additional capital is not raised. We require immediately additional funds, in order to continue and complete the research and development activities currently contemplated. Because there is no minimum amount of proceeds that will be raised, investors may end up holding shares in a company that hasn't raised sufficient proceeds from the offering to continue operations and has an illiquid smaller market for its shares.

Our plan of operation has been prepared assuming that we will continue to operate as a going concern. Our capability to continue as a going concern is contingent to the completion of this offering. The source, availability, and terms of such funds have not been determined and there is no assurance that we will be able to obtain any funding on acceptable terms or at all. Failure to obtain the financing or to obtain it on a timely basis will have a substantial adverse affect on our operations and our ability to complete our plan of operation in whole or in part.

We require immediate and substantial additional funds, in order to continue and complete the research and development activities currently contemplated. Our capital requirements and availability of such capital depend upon many factors, including continued scientific progress and cost associated to our research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the cost involved in filing, prosecuting and enforcing patent claims, the effect of competing technological developments, the cost of manufacturing scale-up, the cost of commercialization activities, and other factors which may not be within our control.

If we are able to raise sufficient funds, further discovery, maintenance and development of our anti-cancer drug candidates will likely cause our operational expenses to increase over the next several years. We expect to incur significant additional operating losses for at least the next several years unless such operating losses are offset, if at all, by licensing revenues under strategic alliances with larger pharmaceutical companies that we are currently seeking.

Our business strategy requires that we establish and maintain good strategic alliances. Currently we are seeking strategic alliances but do not have any. We have no experience in establishing and maintaining strategic alliances and we cannot give any assurance that we will be successful in establishing one or, if we do establish one or more relationships, be able to maintain the relationship(s) in a manner that is beneficial to us.

We have no experience in manufacturing, procuring products in commercial quantities or marketing, regulatory approval process and only limited experience in negotiating, setting up or maintaining research collaboration and conducting clinical trials, and there is no assurance that we will successfully continue or engage in any of these activities.

Many of our drug candidates are still in research and preclinical development, which means that they have not yet been tested on humans. We will need to commit significant time and resources to develop these and additional product candidates. We are dependent on the successful completion of clinical trials and obtaining regulatory approval in order to generate revenues. Specifically, our drug candidates that appear to be promising at early stages of development may not reach the market for a number of reasons. Potential products may: i)be found ineffective or cause harmful side effects during preclinical testing or clinical trials, ii) fail to receive necessary regulatory approvals, iii) be difficult to manufacture on a large scale, iv) be uneconomical to produce, v) fail to achieve market acceptance, or vi) be precluded from commercialization by proprietary rights of third parties.

Because we based several of our drug candidates on unproven novel technologies, we may never develop them into commercial products. We base many of our product candidates upon novel delivery technologies which we are using to discover and develop drugs for the treatment of cancer. This technology has not been proven. Furthermore, preclinical results in animal studies may not predict outcome in human clinical trials. Our product candidates may not be proven safe or effective. If this technology does not work, our drug candidates may not develop into commercial products.

We may be unable to attain the raw materials used in the production of some of our bioconjugate constructs in sufficient quantity to meet demand when and if such product is approved. By example, paclitaxel is derived from certain varieties of yew trees and is also used in one our of drug candidates. Supply of yew trees is tightly controlled by a limited number of companies. To date we have not entered into an agreement with a supplier to provide sufficient quantity or quality of any drugs used in the construction of our bioconjugates. We currently do not have internal facilities for the manufacture of any of our products for clinical or commercial production.

Business Strategy

Our primary objective is to focus our financial resources and research activities on the discovery and the development of human therapeutic products, which maximize the utility and application of our platform technologies. To date we minimized the costs of infrastructure and leveraged the research we sponsored in selected medical and academic centers.

Our vision is to become a sustainable biopharmaceutical company offering alternative and innovative solutions to the pharmaceutical industry. We believe that this strategy would be achieved through a combination of:

         o Using our specialty drug delivery technology platform, to provide value-added therapeutics, both in-house and partnered;
         o Further leverage our strategic alliances regarding the development of fully human antibody(ies); and
         o        Through organic growth and acquisition.

B Twelve's strategy incorporates the following principal elements:

         o        Focus on quicker to market opportunities
         o Establish broad applicability of its drug delivery technology platform
         o        Expand existing and develop new collaborative relationships
         o        Enhance intellectual proprietary position

In common with other biotechnology companies, it has been our strategy to develop technologies that target the development of therapeutics which address large unmet market opportunities. A hallmark of this business strategy is to leverage strategic alliances with other pharmaceutical and biotechnology companies to enhance internal development and ultimately commercialization capabilities. We have implemented the first phase intended to leverage the development, regulatory and commercialization expertise of potential corporate partners to accelerate the development of our products while retaining full or co-promotion rights, as implemented with the research program with Medarex Inc. Moreover we will continue to focus our resources on research and development activities by outsourcing its requirements for manufacturing, regulatory and clinical monitoring activities. This should allow us to focus on our core discovery and development program and ultimately to potentially generate additional product opportunities.

We believe this model is consistent with current biotechnology and pharmaceutical industry licensing practices. In addition, although out-licensing is a primary strategy of B Twelve, we may choose to retain co-development or marketing rights to particular drug products if we consider it appropriate to do so. Our objectives in seeking to out-license candidates include:

         o Obtaining long term revenues streams from royalty payments on the sale of the products
         o Providing access to the resources and experience of large pharmaceutical or biotechnology companies
         o Obtaining up-front payments and licensing fees for products licensing rights
         o Minimizing development expenditures through cost sharing programs

Business Development Plan

We believe that there are several applications for B Twelve's drug candidates. A number of properties of our drug delivery and vitamin B12 depletion technologies suggest a potential role for our drug candidates in the therapy of solid tumors such as colorectal and breast cancer in addition to treatment of leukemias. Specifically, B Twelve's research and product development programs include the following projects:


-------------------------------- ------------- ------------------ --------------------------------------------
Technologies /                   Clinical      Status             Collaborators*
Drug Candidates                  Market
-------------------------------- ------------- ------------------ --------------------------------------------
Drug Delivery Bioconjugates
-------------------------------- ------------- ------------------ --------------------------------------------
     Paclitaxel                  Oncology      Proof of concept   New York University
                                                                  The   University  of  Texas,
                                                                  MD  Anderson Cancer Center
     Doxorubicin                 Oncology      Proof of concept
     Carboplatinum               Oncology      Proof of concept
-------------------------------- ------------- ------------------ --------------------------------------------
Anchor Technology
-------------------------------- ------------- ------------------ --------------------------------------------
     Targeted liposome           Oncology      Discovery          The   University  of  Texas,
                                                                  MD  Anderson Cancer Center
                                                                  New York University
-------------------------------- ------------- ------------------ --------------------------------------------
Vitamin B12
Depletion
Monoclonal
Antibodies
-------------------------------- ------------- ------------------ --------------------------------------------
     Transport                   Oncology      Proof of concept   Medarex Inc.
     protein                                                      The Research Foundation of State
      Receptor                   Oncology     Development         University of New York
                                                                  The University of Texas, MD Anderson
                                                                   Cancer Center
-------------------------------- ------------- ------------------ --------------------------------------------
Depletion Agents
-------------------------------- ------------- ------------------ --------------------------------------------
     Receptor modulators         Oncology      Proof of concept   New York University
                                                                  The University of Texas, MD Anderson
                                                                   Cancer Center
-------------------------------- ------------- ------------------ --------------------------------------------

*: see status with collaborators below in section "Corporate partnerships".

We are conducting all our research and development through collaborative research agreements with universities or research institutions throughout North America. Currently, this strategy circumvents costly implementation and operation of laboratory facilities, reduces development costs and maximizes flexibility.

B Twelve typically bears the expense of patent prosecution and may sponsor and direct some preclinical testing. However, to avoid the substantial costs and risks associated with commercialization, we may sublicense the manufacturing and marketing rights to portfolio drug candidates to one or more corporate partners in exchange for license fees, milestone payments and royalty payments. Depending on our financial capability, we may retain rights to our portfolio pharmaceutical products and develop the products ourselves.

B Twelve's research network is formatted into groups with expertise in a) medicinal chemistry, b) antibody engineering and c) pre-clinical and clinical development. We have in addition a co-development research program with Medarex Inc. In order to conduct the research necessary to proceed into pre-clinical and human clinical trials, experience in several scientific areas is required. For the current effort in targeting the vitamin B12 pathway, including its receptor, these include:

         (a)      Knowledge of vitamin B12 metabolism and cellular uptake;
         (b)      Diseases and market awareness, with initial focus in Oncology;
         (c) In vitro and in vivo models to study toxicity and therapeutic efficacy of drug candidates;

         (d) Organic synthesis, including rational drug design techniques and combinatorial chemistry;
         (e) Gene cloning and expression (i.e. recombinant protein technology); and
         (f)      Scale-up manufacture of drug candidates;

MILESTONES

We anticipate accomplishing the following milestones in the coming months:

         o Secure capital to proceed with business plan o Complete manufacturing agreement for our bioconjugates o Additional in vitro and in vivo data
         o Add or expand collaboration agreement(s) with industrial partner(s)
         o        Initiate formal preclinical studies for one drug candidate
         o Expand Company's presence at key scientific and partnering meetings
         o        Grant applications
         o        Acquisition and/or licensing
         o        Strengthened intellectual property portfolio

Major achievements and activities of B twelve can be summarized as follows:

         o        Signing of a strategic co-development program with Medarex
                  Inc.
         o Equity investment of $1.2M by Medarex Inc. to be used as a credit against future invoices, milestones and/or royalty fees
         o Initiation of a program to develop fully human monoclonal antibodies against proprietary targets
         o Positionement of our core technology as an enabling drug delivery technology platform, with an initial focus on cancer
         o Development of a methodology to rapidly construct bioconjugates of vitamin B12 (scale-up manufacture)
         o Demonstration of biological activity of bioconjugates of vitamin B12 to selected in vitro models
         o Demonstration of ability to deliver its bioconjugates of vitamin B12 in selected in vivo models
         o Strengthened intellectual property portfolio, bringing total number of patents to 9 issued and 17 pending (including a new patent application in the last 12 months)
         o        Scientific presentation at the American Chemical Society

We have access to a staff of over 15 professionals, most of them with a Ph.D. degree, through our academic network and institution partners. During the preclinical and clinical trials phase, we expect to increase the number of employees in about 3 years to approximately 25 employees through our research network and 6 in the Toronto's office (currently only Dr. Berger, as President & C.E.O.).

DRUG DELIVERY TECHNOLOGY DEVELOPMENT PLAN

Due to capital constraint, we determined to focus our financial and scientific resources to the pre-clinical development of our lead drug candidate based on paclitaxel conjugated to vitamin B12 for out-licensing.

As our first drug candidate - paclitaxel conjugated to vitamin B12 - enters formal preclinical program, we intend to outsource specific study components to a Chemical Contract Manufacturer (CCM) and an integrated Contract Research Organizations (CRO) to permit the conduct of concurrent studies in order to meet time-limiting project milestones.

During the preclinical development of a new drug candidate, a diverse number of studies relating chemistry, formulation, animal pharmacology, toxicology, manufacturing and clinical supplies are required to meet the regulatory requirements of an Investigational New Drug (IND) submission. We are also reviewing the possibility to have a CRO as a strategic partner as opposed to a service provider. Due to the limited internal project management staff, we may prefer to outsource the entire pre-clinical program to a vertically integrated CRO capable of handling studies from discovery screening to IND filing.

We anticipate a budget of about $2.0 million to file an IND with the FDA and a development time frame of 18 to 24 month.

MONOCLONAL ANTIBODIES DEVELOPMENT PLAN

On January 2001, B Twelve and Medarex Inc. signed an agreement for the research, development and commercialization of high affinity fully human monoclonal antibodies through the application of Medarex's UltiMAb Human Antibody Development Systemsm and cancer related targets provided by us.

Under terms of the agreement, we retained the rights to develop and commercialize human antibody products resulting from this alliance. Medarex invested in B Twelve by acquiring an equity stake of its issued stock. Medarex is a shareholder of the Company with an equity investment of $1.2M value that can be applied against certain license fees and milestone payments payable by B Twelve to Medarex (see Section "Corporate Partnerships", below). The research agreement includes the creation of high-affinity, fully human antibodies against B Twelve's proprietary targets, clinical supply manufacturing expertise to be produced in Medarex state of the art cGMP manufacturing facility, and IND filing expertise.

Scientific Development plan emanating from the collaboration with Medarex is outlined below:

         o Creation of high-affinity, fully human antibodies against B Twelve's proprietary targets
         o        Cell line development
         o        Purification process development
         o        Quality control assay development and validation
         o        Scale up of complete production process
         o        Production and release of lot for toxicology studies
         o Production and release of vialed products for Phase I/II clinical trials
         o Preparation and maintenance of various reports and records, including SOPs
         o Preparation and submission of a Drug Master File to U.S. FDA, and/or European regulatory agencies

By having access to Medarex' human antibody platform and development capability, we believe to be in position to rapidly and efficiently advance our development program to human clinical trials and reduce operating costs.

Based on discussion with Medarex, we anticipate a budget of $2.0 million to file an IND with the FDA and a development time frame of 12 to 18 month per selected antibody.


CORPORATE PARTNERSHIPS

B Twelve is currently conducting all of its research and development through collaborative research agreements with universities or research institutions throughout North America. Some of our product development programs depend on our ability to maintain rights under these collaboration agreements. The institutions have the power to terminate the agreements with us if we fail to meet our obligations under these agreements. If we default under any of these collaboration agreements, we may lose or partially lose our rights to market and sell any future products based on the developed technology. As date of filing of this prospectus, we have terminated only one agreement with The University of Texas.

The Research Foundation of State University of New York

On August 1999, The Research Foundation of State University of New York ("RFSUNY") and B Twelve have entered into a research collaboration agreement aimed to evaluate and investigate the biological activities of monoclonal antibodies and vitamin B12 related agents that have potential uses in patient care and treatment. This agreement was amended on November 2000 to reflect a material transfer agreement signed with Medarex Inc. In consideration for the work performed by RFSUNY, B Twelve agreed to pay the sum of $124,862 for the first year and a sum of $129,856 for the second year. B Twelve owes RFSUNY the sum of $97,392.00 in connection with the services provided to B Twelve under the mentioned agreement. RFSUNY and B Twelve are co-assignees on pending patent applications.

Should Medarex provide B Twelve with a fully human monoclonal antibody to be further developed through clinical trials, B Twelve have an option to negotiate a new agreement with respect to an exclusive worldwide license to use the invention issued of the research agreement. Terms are to be negotiated on good faith by the parties according to reasonable and customary terms and conditions (including, but not limited to reasonable royalties) with respect to university-industry agreements.

The University of Texas, MD Anderson Cancer Center

On August 1999, The University of Texas, MD Anderson Cancer Center ("MD Anderson") and B Twelve have entered into a sponsored laboratory study agreement to study the pharmacology of vitamin B12 related agents, including analogues and monoclonal antibodies, against selected targets. In consideration for the work performed by MD Anderson, B Twelve agreed to pay the total sum of $84,000. This agreement was amended on November 2000 to reflect a delay in the research to be conducted by MD Anderson. Only one payment was made, and the research agreement was mutually terminated by the parties on April 2002. B Twelve is not indebted to the MD Anderson Cancer Center and the parties have no obligation to each other.

New York University

On November 1999, New York University ("NYU") and B Twelve have entered into a collaborative research agreement to synthesize vitamin B12 analogs. Under the agreement, B Twelve granted to NYU a non-exclusive research license under patents assigned to B Twelve for the purpose of the research agreement. In consideration for the work performed by NYU, B Twelve agreed to pay the total sum of $373,250. B Twelve owes NYU the sum of $102,780.00 in connection with the services provided to B Twelve under the mentioned agreement. NYU has agreed in principle to settle the outstanding debt with the issuance of our common shares. If issued, NYU will be granted a "put" option to sell the common shares back to B Twelve after a period of three (3) years from the date of acceptance. In the event that NYU elects to exercise the "put" option, the common shares will be repurchased by B Twelve, at a purchase price of $1.00 per common share an in accordance with a mutually agreeable procedure. At the date of filing, we have not yet executed such agreement with NYU.

On August 2001, NYU reported to B Twelve an invention disclosure and filed a patent application with the United States Patent Office. The patent is prosecuted by NYU and B Twelve is to reimburse NYU for all costs and fees incurred by NYU in connection with the filing, maintenance, prosecution and protection of the patent. B Twelve has an exclusive option to negotiate a new agreement with respect to an exclusive worldwide license to use the invention issued of the research agreement. Terms are to be negotiated on good faith by the parties according to reasonable and customary terms and conditions (including, but not limited to reasonable royalties) with respect to university-industry agreements.

Medarex Inc.

On January 2001, Medarex Inc. and B Twelve have entered into an agreement for the research, development and commercialization of novel cancer therapeutics through the application of Medarex's UltiMAb Human Antibody Development Systemsm and B Twelve's targeted technology. Under terms of the agreement, B Twelve will develop and commercialize human antibody products resulting from this alliance. Medarex is responsible for generating fully human antibodies to targets provided by B Twelve. Some of the scientific emanating from the collaboration with Medarex is outlined below:

         o Creation of high-affinity, fully human antibodies against B Twelve's proprietary targets
         o        Cell line development
         o        Purification process development
         o        Quality control assay development and validation
         o        Scale up of complete production process
         o        Production and release of lot for toxicology studies
         o Production and release of vialed products for Phase I/II clinical trials
         o Preparation and maintenance of various reports and records, including SOPs
         o Preparation and submission of a Drug Master File to U.S. FDA, and/or European regulatory agencies

We issued 400,000 fully vested shares to Medarex to be used as credit against $1,200,000 future invoiced license and royalty fees. Based on the contract valuation of $3.00 per share and anti-dilution provisions provided to Medarex, the Company valued the 400,000 shares at $1,200,000. The value, considered a prepaid expense, was recorded as deferred fees deducted from stockholders' equity, to be amortized against future invoices.

INTELLECTUAL PROPERTY

B Twelve's business and competition position is dependent upon its ability to protect its proprietary technologies and avoid infringing the proprietary rights of others. Company's current policy is to file patent applications on what the management deems to be important technological developments that might relate to its products, methods of using its products or therapeutic indications. To date, all inventions have originated in the United States and all patents applications were originally filed in the United States. We also seek to protect some of these inventions through foreign counterpart applications in selected other countries.

B Twelve's patent strategy has been to develop an "umbrella" of patents protecting its core technology and their therapeutic uses and the underlying technologies used to create them. The Company has filed a number of patent applications in the United States, the PCT Member Countries, Japan, and in most other jurisdictions to protect its proprietary rights in the development of its technologies and products. To date, 9 patents have been issued, and 17 are pending. B Twelve is co-assignee on the issued and pending patents along with different universities. The following is a list of the issued patents:

---------------------- ------------------------------------------------------------- --------------- -----------------
PATENT NO.             TITLE                                                         ISSUED          EXPIRATION
---------------------- ------------------------------------------------------------- --------------- -----------------
NZ252,559              Anti-receptor agents to the vitamin B12/transcobalamin II        14/02/97        07/05/2013
                       receptor
---------------------- ------------------------------------------------------------- --------------- -----------------
US5,688,504            Anti-receptor and growth blocking agents to the vitamin          18/11/97        11/18/2014
                         B12/transcobalamin II receptor
---------------------- ------------------------------------------------------------- --------------- -----------------
US5,739,287            Biotinylated cobalamins                                          14/04/98        14/04/2015
---------------------- ------------------------------------------------------------- --------------- -----------------
US5,840,712            Receptor modulating agents                                       24/11/98        24/11/2015
---------------------- ------------------------------------------------------------- --------------- -----------------
US5,840,880            Vitamin B12 receptor modulating agents                           24/11/98        24/11/2015
---------------------- ------------------------------------------------------------- --------------- -----------------
US5,869,465            Methods for receptor modulation and uses thereto                 09/02/99        09/02/2016
---------------------- ------------------------------------------------------------- --------------- -----------------
US6,083,926            Water soluble vitamin B12 receptor modulating agents and         04/07/00        14/04/2015
                       methods relating thereto
---------------------- ------------------------------------------------------------- --------------- -----------------
CA2,135,277            Anti-receptor and growth blocking agents to the vitamin          24/04/01        07/05/2013
                       B12/transcobalamin II receptor and use in preventing
                       cellular uptake of vitamin B12
---------------------- ------------------------------------------------------------- --------------- -----------------
KR297,310              Anti-receptor and growth blocking agents to the vitamin          21/05/01        07/05/2013
                       B12/transcobalamin II receptor and use in preventing
                       cellular uptake of vitamin B12
---------------------- ------------------------------------------------------------- --------------- -----------------

We believe that using our drug delivery technology to bond existing drugs may yield patentable subject matter. We do not believe that our bioconjugate constructs will infringe any third-party patents covering the underlying drug. However, we may not receive a patent for our bioconjugate constructs and we may be challenged by the holder of a patent covering the underlying drug.

The patent position of biopharmaceutical firms is known to be highly uncertain and involves complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotech patents. If it allows broad claims, the number and cost of patent interference proceedings in the U.S. and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease.

We also rely upon trade secrets, proprietary know-how and continuing technological innovation to remain competitive. Third parties may independently develop such know-how or otherwise obtain access to our technology. While we require our employees, consultants and corporate partners with access to proprietary information to enter into confidentiality agreements, these agreements may not be honored.

The management of our patent portfolio is complex, time and cost consuming. We may prefer to not maintain issued patents or not continue the application of pending patents if a) these patents become obsolete, b) we decide to not pursue the development of technologies or related products protected by these patents, or c) more favorable technologies or patents become available to us. In that regard, patents issued to third parties may cover our products as ultimately developed. We may need to acquire licenses to these patents or challenge the validity of these patents. We may not be able to license any patent rights on acceptable terms or successfully challenge such patents. The need to do so will depend on the scope and validity of these patents and ultimately on the final design or formulation of the products and services that we develop.

Moreover, much of the B Twelve's know-how technology which is not patentable may constitute trade secrets. Therefore, we require our employees, consultants, advisors and collaborators to enter into confidentiality agreements. However, no assurance can be given that such agreements will provide for a meaningful protection of trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of information.


LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2002, we had approximately $3,800 in cash, and $5,500 of other receivables.

Net cash used in operating activities decreased to approximately $115.081 during the fiscal year ended March 31, 2002, compared to $360,906 for the same period during 2001. The decrease in net cash used in operating activities during the fiscal year ended March 31, 2002 as compared to the same period in 2001, was primarily due to decreased research and development expenses and decreased payments to vendors.

Net cash used by investing activities increased to $2,316 during the fiscal year ended March 31, 2002, compared to net cash used in investing activities of zero for the same period during 2001.

Net cash provided by financing activities decreased to $98,293 during the fiscal year ended March 31, 2002, compared to $263,631 for the same period during 2000. We raised less equity funds and repaid some related party loans during the fiscal year ended March 31, 2002.

We have been able to control our operating cash consumption by carefully monitoring our costs. The Company continues to evaluate a variety of arrangements that would further strengthen its competitive position and provide additional funding, but cannot predict whether or when any such arrangement or additional funding will be consummated or whether additional funding will be available. Without additional funding, we may have to decrease or eliminate the development of some of our products. We expect that our existing capital resources will enable us to maintain our current and planned operations until October or December 2002. We require substantial funds to: (1) continue our research and development programs, (2) in-license or acquire additional technologies and (3) conduct preclinical studies and clinical trials. We may need to raise additional capital to fund our operations repeatedly. We may raise such capital through public or private equity financings, partnerships, debt financings, bank borrowings, or other sources.

Our capital requirements will depend upon numerous factors, including the following: i) the establishment of additional collaborations, ii) the development of competing technologies or products, iii) the cost of protecting our intellectual property rights, iv) the purchase of capital equipment, v)the progress of our drug discovery and development programs, vi) the progress of our collaborations, vii) payment/receipt of any option/license, milestone and royalty payment resulting from those collaborations, and vii) in-licensing and acquisition opportunities.


                             DESCRIPTION OF PROPERTY

B Twelve currently owns no real estate, nor does it hold leasehold interests.

B Twelve rents its office space on a month-to-month basis.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no public trading market for the common stock being offered herein and there is no representation that a public trading market will develop in the future.

As of July 31, 2002, there were 9 holders of record of our common stock.

We have not declared, and do not foresee declaring, any dividends now or into the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.


                             EXECUTIVE COMPENSATION


A) Summary Compensation Table

     The following table sets forth all annual and long term compensation for services in all capacities rendered to B Twelve by its executive officers and directors for each of the last three most recently completed financial years.


--------------------- -------- ------------------------------- ------------------------------------ ---------------
                                    Annual Compensation              Long-Term Compensation
                                ----------------------------    --------------------------------
                                                                      Awards            Payouts
                                                               -----------------------  ---------
                                                               Securities   Restricted
                                                    Other         Under      Shares or
                                                    Annual      Options/    Restricted     LTIP        All Other
Name and                        Salary    Bonus   Compensation     SARs         Share     Payouts    Compen-sation
Principal Position     Year        $        $          $         Granted (#)   Units ($)      ($)         ($)
--------------------- -------- ---------- ------- ------------ ------------ ------------ ---------- ---------------

Jean-Luc Berger       2002     $40,000                                       $262,474


President and CEO     2001     $25,268                                       $114,525


                      2000     None                                              -
--------------------- -------- ---------- ------- ------------ ------------ ------------ ---------- ---------------

Georges Benarroch,    2002     None                                           $3,000
Director

                      2001     None                                           $14,525


                      2000     None
--------------------- -------- ---------- ------- ------------ ------------ ------------ ---------- ---------------

Donald MacAdam,       2002     None                                           $3,000
Director

                      2001     None                                           $14,525


                      2000     None
--------------------- -------- ---------- ------- ------------ ------------ ------------ ---------- ---------------



B)       Option/SAR Grants in Last Fiscal Year

         The following table (presented in accordance with the Regulation) sets forth stock options granted under the Share Incentive Plan during the current fiscal year to the name key employees:

------------------------ --------------------- ---------------------- --------------------- ----------------------
Name                     Number            of  % of Total             Exercise   or   Base  Expiration Date
                         Securities            Options/SARs Granted   Price ($/Sh)
                         Underlying            to Employees in
                            Options/SARs Fiscal Year
                                   Granted (#)
------------------------ --------------------- ---------------------- --------------------- ----------------------
Jean-Luc Berger          262,500               31                     $0.0001               Exercised          in
                                                                                            November 2001
------------------------ --------------------- ---------------------- --------------------- ----------------------
Uri Sagman               587,500               69                     $0.0001               Exercised          in
                                                                                            February 2002
------------------------ --------------------- ---------------------- --------------------- ----------------------


C) Aggregated Option/SAR Exercise in Latest Fiscal Year and Fiscal Year End Option/SAR Value Table

         The following table (presented in accordance with the Regulation) sets forth details of all exercises of stock options/SARs during the fiscal year end March 31, 2002 by the named executive officer and employees and the fiscal year-end value of unexercised options/SARs on an aggregated basis:


--------------- --------------- ------------ ------------------------------------ ------------------------------------
                                             Number  of  Securities   Underlying  Value of  Unexercised  In-the-Money
                                             Options/SARs Granted at FY-End (#)   Options/SARs at FY-End ($)
Name            Shares          Value        Exercisable/Unerxercisable           Exercisable/Unerxercisable
                Acquired    on  Realized
                Exercise (#)    ($)
--------------- --------------- ------------ ------------------------------------ ------------------------------------
Jean-Luc        262,500         262,474      -                                    -                 -
Berger
--------------- --------------- ------------ ------------------------------------ ------------------------------------
Uri Sagman      587,500         587,441      -                                    -                 -
--------------- --------------- ------------ ------------------------------------ ------------------------------------


D)       COMPENSATION OF DIRECTORS

         All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time.

         The Company does not currently maintain insurance for the benefit of the directors and officers of B Twelve against liabilities incurred by them in their capacity as directors or officers of B Twelve. B Twelve does not maintain a pension plan for its employees, officers or directors. The Company intends to obtain $500,000 insurance on the lives of its executive officers.

         Any Director who is independent of the Company is entitled to an annual fee of $2,000 and a fee of $200 for each meeting attended by such Director plus reasonable expenses incurred in attending such meeting, upon presentation of receipts therefor. As of the date hereof, no director has accrued any expenses. However, directors received 14,525 and 3,000 common shares for services during FY2001 and FY2002, respectively.

         None of the directors or senior officers of B Twelve and no associate of any of the directors or senior officers of B Twelve was indebted to B Twelve during the financial period ended March 31st, 2002 of B Twelve other than for routine indebtedness.

E)       EMPLOYMENT CONTRACTS

         The Company entered into an employment agreement with Uri Sagman in June 1999, which expired on May 31, 2001. The agreement stipulates a salary based on funding criteria and issuance of 1,200,000 common stock options, which vest based on the Company meeting stipulated milestones. The options are exercisable upon vesting at $0.0001 per share. The options were valued on the grant date using the intrinsic value method of APB 25 and the contemporaneous cash common stock sale price of $1.00 resulting in a $1.00 option value. Due to the uncertainty of meeting milestones, a compensation expense based on the estimated $1.00 value of the options will be recognized upon vesting. Through March 31, 2001, none of the options vested. In May 2001, 587,500 of the options vested, and a compensation expense of $587,500 was recognized.

         The Company entered into an employment agreement with Jean-Luc Berger in June 2000, which expired on May 31, 2001. The agreement stipulates a salary based on funding criteria and issuance of 400,000 common stock options, which vest based on the Company meeting stipulated milestones. The options are exercisable upon vesting at $0.0001 per share. The options were valued on the grant date using the intrinsic value method of APB 25 and the contemporaneous cash common stock sale price of $1.00 resulting in a $1.00 option value. Due to the uncertainty of meeting milestones, a compensation expense based on the estimated $1.00 value of the options will be recognized upon vesting. Through March 31, 2001, none of the options vested. In May 2001, 262,500 of the options vested and a compensation expense of $262,500 was recognized.

         In June 2001, the above employment agreements were renewed and the remaining of 612,500 and 137,500 options under each agreement, respectively, were reaffirmed with the milestone schedule.

         In November 2001, the above employment agreements were terminated by the Company and the related option agreements for 612,500 and 137,000 options were also cancelled. A new consulting agreement was entered into with Jean-Luc Berger to act as the President and Chief Executive Officer. The agreement expires on November 15th, 2002 and stipulates a cash compensation of C$60,000 or about $40,000.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)

                        Consolidated Financial Statements

                      Years Ended March 31, 2002, 2001, and Cumulative from
                    March 5, 1999 (Inception)
                                to March 31, 2002

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)



                                    Contents



                                                                   Page(s)
                                                                   -------
Independent Auditors' Report                                          F-1

Consolidated Balance Sheet                                            F-2

Consolidated Statements of Operations                                 F-3

Consolidated Statements of Changes in Stockholders' Deficiency        F-4

Consolidated Statements of Cash Flows                                 F-5

Notes to Consolidated Financial Statements                         F-6 - F-18

                          Independent Auditors' Report


To the Board of Directors of:
     B. Twelve, Inc. and Subsidiary
     (A Development Stage Company)


We have audited the accompanying consolidated balance sheet of B. Twelve, Inc. and Subsidiary (a development stage company) as of March 31, 2002 and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the years ended March 31, 2002 and 2001 and cumulative from March 5, 1999 (inception) to March 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of B. Twelve, Inc. and Subsidiary (a development stage company) as of March 31, 2002, and the consolidated results of their operations, changes in stockholders' deficiency and cash flows for the years then ended and cumulative from March 5, 1999 (inception) to March 31 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the consolidated financial statements, the Company has a deficit accumulated during development stage of $5,476,570, a working capital deficiency of $532,586 at March 31, 2002, losses from operations of $2,959,415 in 2002, and cash used in operations of $115,081 during 2002, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 9. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



SALBERG & COMPANY, P.A.
Boca Raton, Florida
July 18, 2002

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                           Consolidated Balance Sheet
                                 March 31, 2002


                         Assets

Current Assets
Cash                                                             $     3,801
Other receivables                                                      5,550
Prepaid and other assets                                               4,997
                                                                 -----------
Total Current Assets                                                  14,348
                                                                 -----------

Property and Equipment, net                                            3,201
                                                                 -----------

Total Assets                                                     $    17,549
                                                                 ===========


            Liabilities and Stockholders' Deficiency

Current Liabilities
Accounts payable and accrued expenses                            $   543,433
Loans payable - related parties                                        3,501
                                                                 -----------
Total Current Liabilities                                            546,934
                                                                 -----------

Stockholders' Deficiency
Common stock, $0.0001 par value, 25,000,000 shares authorized,
  5,067,100 shares issued and outstanding                                507
Additional paid-in capital                                         6,103,969
Deficit accumulated during development stage                      (5,476,570)
Accumulated other comprehensive income                                67,706
                                                                 -----------
                                                                         695,612
Less: Deferred fees                                               (1,200,000)
Less: Deferred loan fee to related party                             (24,997)
                                                                 -----------
Total Stockholders' Deficiency                                      (529,385)
                                                                 -----------

Total Liabilities and Stockholders' Deficiency                   $    17,549
                                                                 ===========

          See accompanying notes to consolidated financial statements.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                      Consolidated Statements of Operations

                                                                                Cumulative from
                                                       Year Ended March 31,     March 5, 1999
                                                  ----------------------------  (Inception) to
                                                     2002             2001       March 31, 2002
                                                  -----------    -------------   --------------
Operating Expenses
Compensation                                      $   893,061    $     145,272   $    1,363,111
Amortization                                          285,708          285,708          809,511
Consulting                                            254,345              870          904,650
Bad debt                                                    -                -           12,819
Director fees                                           6,000           58,100           64,100
General and administrative                             30,269          137,132          227,165
Research and development                              298,015          342,158          907,542
Impairment loss                                     1,191,846                -        1,191,846
                                                  -----------    -------------   --------------
Total Operating Expenses                            2,959,244          969,240        5,480,744
                                                  -----------    -------------   --------------

Loss from Operations                               (2,959,244)        (969,240)      (5,480,744)
                                                  -----------    -------------   --------------

Other Income (Expense)
Interest income                                           396            2,451            4,741
Loss on disposal of assets                               (567)               -             (567)
                                                  -----------    -------------   --------------
Total Other Income (Expense)                             (171)           2,451            4,174
                                                  -----------    -------------   --------------

Net Loss                                          $(2,959,415)   $    (966,789)  $   (5,476,570)
                                                  ===========    =============   ==============

Net loss per share - basic and diluted            $     (0.70)   $       (0.31)  $        (1.74)
                                                  ===========    =============   ==============

Weighted average number of shares outstanding
  during the period - basic and diluted             4,247,821        3,149,154        3,149,039
                                                  ===========    =============   ==============

          See accompanying notes to consolidated financial statements.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
     Consolidated Statements of Changes in Stockholders' Equity (Deficiency)
                    Years Ended March 31, 2002, 2001 and from
           Cumulative from March 5, 1999 (Inception) to March 31, 2002

                                                                                           Deficit
                                                                                         Accumulated
                                  Preferred Shares        Common Shares    Additional     During
                               ---------------------    -----------------   Paid-in      Development
                                Shares       Amount       Shares   Amount   Capital        Stage
                               --------    ---------    ---------  ------  ----------    -----------
 Common stock issued for
   services to officer                -      $     -      300,000   $ 30   $  299,970    $         -
 Common stock issued for
   services to consultant             -            -      255,000     25      254,975              -
 Warrants issued
   to consultant                      -            -            -      -      345,000              -
 Net loss, 1999                       -            -            -      -            -       (900,000)
                               --------    ---------    ---------   ----   ----------    -----------
 Balance, March 31, 1999              -            -      555,000     55      899,945       (900,000)
 Preferred stock issued
   for cash                     250,000      250,000            -      -            -              -
 Offering costs                       -            -            -      -      (17,005)             -
 Common stock issued for
   intangible assets                  -            -    2,000,000    200    1,999,800              -
 Common stock issued for
   cash upon exercise
   of warrants                        -            -      100,000     10       99,990              -
 Foreign currency
   translation adjustment             -            -            -      -            -              -
Net loss, 2000                        -            -            -      -            -       (650,366)
                               --------    ---------    ---------   ----   ----------    -----------

Balance, March 31, 2000         250,000      250,000    2,655,000    265    2,982,730     (1,550,366)
Common stock issued as
   director fees                      -            -       58,100      6       58,094              -
Common stock issued for
   cash upon exercise
   of warrants                        -            -      150,000     15      149,985              -
 Common stock issued for
   cash upon exercise
   of warrants                        -            -      345,000     35            -              -
 Common stock issued to
   officer as compensation            -            -      100,000     10       99,990              -
 Common stock issued
   for cash                           -            -      100,000     10       99,990              -
 Common stock issued for
   future services                    -            -      400,000     40    1,199,960              -
 Foreign currency
   translation adjustment             -            -            -      -            -              -
 Net loss, 2001                       -            -            -      -            -       (966,789)
                               --------    ---------    ---------   ----   ----------    -----------
 Balance, March 31, 2001        250,000      250,000    3,808,100    381    4,590,749     (2,517,155)
 Preferred stock converted
   to common stock             (250,000)    (250,000)     250,000     25      249,975              -
 Common stock options issued
   for consulting services            -            -            -      -      254,346              -
 Common stock issued for
   cash upon exercise
   of warrants                        -            -      125,000     13      124,987              -
 Common stock options issued
   for services                       -            -            -      -      849,915              -
 Common stock issued for
   cash upon exercise
   of options                         -            -      850,000     85            -              -


 Common stock issued to
   directors as compensation          -            -        6,000      -        6,000              -
 Common stock issued to
   employee as compensation           -            -        3,000      -        3,000              -
 Common stock issued
   as loan fee                        -            -       25,000      3       24,997              -
 Foreign currency
   translation adjustment             -            -            -      -            -              -
 Net loss, 2002                       -            -            -      -            -     (2,959,415)
                               --------    ---------    ---------   ----   ----------    -----------
 Balance, March 31, 2002              -    $       -    5,067,100   $507   $6,103,969    $(5,476,570)
                               ========    =========    =========   ====   ==========    ===========

[RESTUBBED]

                             Accumulated
                               Other                       Deferred
                             Comprehensive  Deferred        Loan
                               Income         Fees           Fee          Total
                               --------    -----------    ---------    -----------
 Common stock issued for
   services to officer         $      -    $         -    $       -    $   300,000
 Common stock issued for
   services to consultant             -              -            -        255,000
 Warrants issued
   to consultant                      -              -            -        345,000
 Net loss, 1999                       -              -            -       (900,000)
                               --------    -----------    ---------    -----------
 Balance, March 31, 1999              -              -            -              -
 Preferred stock issued
   for cash                           -              -            -        250,000
 Offering costs                       -              -            -        (17,005)
 Common stock issued for
   intangible assets                  -              -            -      2,000,000
 Common stock issued for
   cash upon exercise
   of warrants                        -              -            -        100,000
 Foreign currency
   translation adjustment        (5,745)             -            -         (5,745)
Net loss, 2000                        -              -            -       (650,366)
                               --------    -----------    ---------    -----------

Balance, March 31, 2000          (5,745)             -            -      1,676,884
Common stock issued as
   director fees                      -              -            -         58,100
Common stock issued for
   cash upon exercise
   of warrants                        -              -            -        150,000
 Common stock issued for
   cash upon exercise
   of warrants                        -              -            -             35
 Common stock issued to
   officer as compensation            -              -            -        100,000
 Common stock issued
   for cash                           -              -            -        100,000
 Common stock issued for
   future services                    -     (1,200,000)           -              -
 Foreign currency
   translation adjustment        60,054              -            -         60,054
 Net loss, 2001                       -              -            -       (966,789)
                               --------    -----------    ---------    -----------
 Balance, March 31, 2001         54,309     (1,200,000)           -      1,178,284
 Preferred stock converted
   to common stock                    -              -            -              -
 Common stock options issued
   for consulting services            -              -            -        254,346
 Common stock issued for
   cash upon exercise
   of warrants                        -              -            -        125,000
 Common stock options issued
   for services                       -              -            -        849,915
 Common stock issued for
   cash upon exercise
   of options                         -              -            -             85


 Common stock issued to
   directors as compensation          -              -            -          6,000
 Common stock issued to
   employee as compensation           -              -            -          3,000
 Common stock issued
   as loan fee                        -              -      (24,997)             3
 Foreign currency
   translation adjustment        13,397              -            -         13,397
 Net loss, 2002                       -              -            -     (2,959,415)
                               --------    -----------    ---------    -----------
 Balance, March 31, 2002       $ 67,706    $(1,200,000)   $(24,997)    $  (529,385)
                               ========    ===========    =========    ===========


           See accompanying note to consolidate financial statements.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows

                                                                                         Cumulative
                                                                                            from
                                                                Year Ended March 31,    March 5, 1999
                                                             ------------------------  (Inception) to
                                                                2002           2001     March 31, 2002
                                                             -----------    ---------   --------------
Cash Flows from Operating Activities:
Net loss                                                     $(2,959,415)   $(966,789)   $(5,476,570)
Adjustments to reconcile net loss to net cash used in
   operating activities:
Depreciation                                                         697          466          1,389
Amortization                                                     285,708      285,708        809,511
Stock based compensation                                         852,915      100,000      1,252,915
Stock based consulting expense                                   254,345            -        854,345
Stock based director fees                                          6,000       58,100         64,100
Loss on disposal of equipment                                        567            -            567
Impairment loss                                                1,191,846            -      1,191,846
Changes in operating assets and liabilities:
(Increase) decrease in:
Other receivables                                                   (515)      (2,300)        (5,550)
Prepaids and other assets                                            341          159         (4,997)
Increase (decrease) in:
Accounts payable and accrued expenses                            252,430      163,750        543,432
                                                             -----------    ---------    -----------
Net Cash Used In Operating Activities                           (115,081)    (360,906)      (769,012)
                                                             -----------    ---------    -----------

Cash Flows from Investing Activities:
Purchase of property and equipment                                (2,316)           -         (4,463)
                                                             -----------    ---------    -----------
Net Cash Used In Investing Activities                             (2,316)           -         (4,463)
                                                             -----------    ---------    -----------

Cash Flows from Financing Activities:
Proceeds from common stock issuance, net of offering costs       125,085      250,035        708,200
Proceeds from related parties, net                                     -       13,596         30,293
Prepayment of loan to related parties                            (26,792)           -        (26,792)
                                                             -----------    ---------    -----------
Net Cash Provided By Financing Activities                         98,293      263,631        711,701
                                                             -----------    ---------    -----------

Effect of Exchange Rate on Cash                                   13,397       60,104         65,576
                                                             -----------    ---------    -----------

Net Increase (Decrease) in Cash and Cash Equivalents              (5,707)     (37,171)        (3,801)

Cash and Cash Equivalents at Beginning of Period                   9,508       46,679              -
                                                             -----------    ---------    -----------

Cash and Cash Equivalents at End of Period                   $     3,801    $   9,508    $     3,801
                                                             ===========    =========    ===========


Supplemental Schedule of Non-Cash Investing and Financing Activities:

The Company acquired intangible assets valued at $2,000,000 for 2,000,000 common shares in June 1999.

The Company issued 400,000 common shares in 2001 for future services valued at $1,200,000.

An Investor converted 250,000 preferred shares into 250,000 common shares in 2002.

          See accompanying notes to consolidated financial statements.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                 March 31, 2002


Note 1   Nature of Business and Summary of Significant Accounting Policies

         (A) Nature of Business

         B. Twelve, Inc. was formed as a Florida corporation on March 5, 1999.
         B. Twelve, Ltd., B. Twelve, Inc.'s wholly-owned Canadian subsidiary (collectively referred to as the "Company"), was also formed on March 5, 1999.

         The Company was formed to develop innovative minimally toxic and non-immunosuppressive proprietary drugs for the treatment of cancer, arthritis, and other proliferative and autoimmune diseases.

         Activities during the development stage include acquisition of financing and intellectual properties and research and development activities conducted by others under contracts.

         (B) Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.

         (C) Basis of Presentation and Foreign Currency

         The accompanying consolidated financial statements are presented under accounting principles generally accepted in the United States of America and in United States dollars.

         The functional currency of the Company's Canadian subsidiary is the Canadian dollar. The accounts of the Canadian subsidiary are translated to United States dollars using the current rate method. Under the current rate method, all assets and liabilities are translated using exchange rates at the balance sheet date. Revenue and expense items are translated using the average rate of exchange prevailing during the period. Capital transactions are translated at their historical rates. Exchange gains and losses resulting from translation of foreign currencies are recorded in stockholders' equity as a cumulative translation adjustment component of other accumulated comprehensive income.

         Gains and losses resulting from foreign currency transactions are recognized in operations of the period incurred.

         (D) Use of Estimates

         In preparing consolidated financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the period presented. Actual results may differ from these estimates. In 2002, the Company estimated the valuation of intangible assets resulting in an impairment loss. (See Notes 3)

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

         (E) Cash Equivalents

         For the purpose of the consolidated cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

         (F) Property and Equipment

         Property and equipment is stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the assets of six to ten years.

         (G) Intangible Assets

         Intangible assets consist primarily of patents and patents pending which purchased in June 1999. These assets were recorded at cost. The cost of patents and patents pending are amortized on a straight-line basis over the lesser of their estimated useful lives or remaining legal lives, not to exceed 17 years. Based on this policy the Company had been amortizing the purchased patents and patents pending over a seven year period through March 31, 2002. At March 31, 2002, the Company wrote-off the remaining assets balance as an impairment loss. (See Note 3)

         (H) Long-Lived Assets

         The Company uses Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 requires the Company to review long-lived assets including intangible assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable.

         (I) Stock-Based Compensation

         The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the shorter of the employment term or the vesting period of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.

         The Company accounts for stock options or warrants issued to non-employees for goods or services in accordance with the fair value method of SFAS 123. Under this method, the

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

         Company records an expense equal to the fair value of the options or warrants issued. The fair value is computed using an options pricing model.

         (J) Research and Development Costs

         Research and development is conducted by others on behalf of the Company under contractual agreements and such costs are charged to expense as incurred. Research and development expense was $298,015 in 2002, $342,158 in 2001, and $907,542 from March 5, 1999 (inception) to
         March 31, 2002.

         (K) Income Taxes

         The Company accounts for income taxes under the Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

         (L) Comprehensive Income

         The Company accounts for Comprehensive Income under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components. Comprehensive income is the total of net income (loss) and other comprehensive income (loss).

         The foreign currency translation gains resulting from the translation of the consolidated financial statements of B. Twelve, Ltd. expressed in Canadian dollars to United States dollars are reported as Accumulated Other Comprehensive Income in the Consolidated Statement of Changes in Stockholders' Equity.

         (M) Net Loss Per Common Share

         Basic net loss per common share (Basic EPS) excludes dilution and is computed by dividing net loss available to common stockholder by the weighted-average number of common shares outstanding for the period. Diluted net loss per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock. The assumed exercise of the common stock equivalents was not utilized for the periods presented in the accompanying consolidated financial statements since the effect was antidilutive. At March 31, 2002, there were options to issue 500,000 common shares and 275,000 common shares placed into a trust for future grants, which may dilute future earnings per share.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

         (N) Fair Value of Financial Instruments

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

         The carrying amounts of the Company's short-term financial instruments, including other receivable, accounts payable, accrued expenses, and loans payable - related parties, approximate fair value due to the relatively short period to maturity for these instruments.

         (O) New Accounting Pronouncements

         Statement No. 141 "Business Combinations" ("SFAS 141") establishes revised standards for accounting for business combinations. Specifically, the statement eliminates the pooling method, provides new guidance for recognizing intangible assets arising in a business combination, and calls for disclosure of considerably more information about a business combination. This statement is effective for business combinations initiated on or after July 1, 2001. The adoption of this pronouncement on July 1, 2001 did not have a material effect on the Company's financial position, results of operations or liquidity.

         Statement No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") provides new guidance concerning the accounting for the acquisition of intangibles, except those acquired in a business combination, which is subject to SFAS 141, and the manner in which intangibles and goodwill should be accounting for subsequent to their initial recognition. Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method. Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs. This statement is effective for all fiscal years beginning after December 15, 2001. The Company believes that the future implementation of SFAS 142 on April 1, 2002 will not have a material effect on the Company's financial position, results of operations or liquidity.

         Statement No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143") requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS 143 is not expected to have a material impact on the Company's financial statements.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

         Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" supercedes Statement No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS 144 provides additional implementation guidance. SFAS 144 excludes goodwill and intangibles not being amortized among other exclusions. SFAS 144 also supercedes the provisions of APB 30, "Reporting the Results of Operations," pertaining to discontinued operations. Separate reporting of a discontinued operation is still required, but SFAS 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The Company believes that the future implementation of SFAS 144 on April 1, 2002 will not have a material effect on the Company's financial position, results of operations or liquidity.

         Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," updates, clarifies, and simplifies existing accounting pronouncements. Statement No. 145 rescinds Statement 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Opinion 30 will now be used to classify those gains and losses. Statement 64 amended Statement 4, and is no longer necessary because Statement 4 has been rescinded. Statement 44 was issued to establish accounting requirements for the effects of transition to the provisions of the motor Carrier Act of 1980. Because the transaction has been completed, Statement 44 is no longer necessary. Statement 145 amends Statement 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with FASB's goal requiring similar accounting treatment for transactions that have similar economic effects. The adoption of SFAS No. 145 is not expected to have a material impact on the Company's consolidated financial statements.

Note 2   Property and Equipment

         Property and equipment consists of the following at March 31, 2002:

                  Computers and equipment                        $ 3,898
                  Less: Accumulated depreciation                    (697)
                                                                 -------
                                                                         $ 3,201
                                                                 =======

         Depreciation was $697 and $466 for the years ended March 31, 2002 and 2001, respectively and $1,389 cumulative from March 5, 1999 (inception) to March 31, 2001. During 2002, furniture and fixtures were disposed of. The loss on the disposal for the year ended March 31, 2002 was $567.

Note 3   Intangible Assets

         On June 2, 1999, the Company purchased a portfolio of patents, patents pending, and related intellectual property (collectively the "Intellectual Property") from a third party in exchange for 2,000,000 shares of

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

         the Company's common stock. The shares were valued at $1.00 per share based on contemporaneous cash purchases of convertible preferred stock and common stock warrants resulting in a value of $2,000,000. The Company also capitalized certain legal costs.

         The purchased Intellectual Property was being amortized over its estimated useful life of seven years from the acquisition date and through March 31, 2002.

         Amortization expense was $285,708 and $285,708 for the years ended March 31, 2002 and 2001, respectively and $809,511 cumulative from March 5, 1999 (inception) to March 31, 2002.

         As of March 31, 2002, management performed an impairment analysis of the intellectual property. Due to the current status of the Company as a development stage company and the inherent difficulties in projecting future revenues, management decided to take a conservative approach and recognize an impairment loss for the full book value of the asset totaling $1,191,846.

Note 4   Commitments and Contingencies

         (A) Employment Agreements

         The Company entered into an employment agreement with an officer in June 1999, which expired on May 31, 2001. The agreement stipulates a salary based on funding criteria and issuance of 1,200,000 common stock options, which vest based on the Company meeting stipulated milestones. The options are exercisable upon vesting at $0.0001 per share. The options were valued on the grant date using the intrinsic value method of APB 25 and the contemporaneous cash common stock sale price of $1.00 resulting in an approximate $1.00 option value. Due to the uncertainty of meeting milestones, a compensation expense based on the estimated $1.00 value of the options will be recognized upon vesting. Through March 31, 2001, none of the options vested. In May 2001, 587,500 of the options vested, and a compensation expense of $587,441 was recognized. (See Note 5)

         The Company entered into an employment agreement with an officer in June 2000, which expired on May 31, 2001. The agreement stipulates a salary based on funding criteria and issuance of 400,000 common stock options, which vest based on the Company meeting stipulated milestones. The options are exercisable upon vesting at $0.0001 per share. The options were valued on the grant date using the intrinsic value method of APB 25 and the contemporaneous cash common stock sale price of $1.00 resulting in an approximate $1.00 option value. Due to the uncertainty of meeting milestones, a compensation expense based on the estimated $1.00 value of the options will be recognized upon vesting. Through March 31, 2001, none of the options vested. In May 2001, 262,500 of the options vested and a compensation expense of $262,474 was recognized. (See Note 5)

         In June 2001, the above employment agreements were renewed and the remaining 612,500 and 137,500 options under each agreement, respectively, were reaffirmed with the milestone schedule. However, in November 2001, those employment agreements were terminated by the Company and the related option agreements for 612,500 and 137,500 options were also cancelled.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

         One of those agreements was replaced with a consulting agreement to the individual to act as President and Chief Executive Officer.

         (B) Leases

         The Company leases office space on a month-to-month basis. Rent expense in 2002, 2001, and cumulative from March 5, 1999 (inception) to March 31, 2002 was $20,000, $12,648, and $47,931, respectively.

Note 5   Stockholders' Equity

         (A) Preferred Stock

         In June 2000, an investor purchased 250,000 shares of convertible preferred stock for $1.00 per share or $250,000. The stock was convertible to common stock on a one-for-one basis upon the earlier of:

                  (i)   an initial public offering by the Company, as defined

                  (ii)  the completion of a reverse take-over transaction

                  (iii) a minimum $3,000,000 private equity financing based on a
                        $10,000,000 valuation or

                  (iv) the merger of the Company with another corporation or the sale of substantively all the assets of the Corporation.

         Upon conversion, each share of common stock issued was to be coupled with a common stock purchase warrant at an exercise price of $1.00 per share with a three-month term. In June 2001, pursuant to a letter of intent, which was ratified by the shareholders, the preferred shares were converted and the warrants were granted at an exercise price of $1.00 with an amended term not to exceed five years.

         (B) Common Stock and Options

         In March 1999, the Company issued 300,000 common shares to the officer for services, which were valued at a planned contemporaneous cash offering price for one-for-one convertible preferred stock and common stock warrants issued with an exercise price of $1.00 per share. A compensation expense of $300,000 was recorded in 1999.

         In March 1999, the Company issued 255,000 common shares and 345,000 common stock warrants exercisable at $0.0001 per share as a fee for assistance in the acquisition of intangible assets. The common shares were valued based on a contemporaneous cash-offering price of $1.00 per share. The warrants were valued pursuant to SFAS 123, at $1.00 per warrant. The aggregate consulting expense charged to operations in 1999 for the shares and warrants was $600,000.

         In June 1999, the Company issued 2,000,000 common shares for a portfolio of patents, patents pending, and related intellectual property. The portfolio was valued at $2,000,000 based on a

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

         $1.00 per share contemporaneous cash offering price for one-for-one convertible preferred stock and common stock warrants issued with an exercise price of $1.00.

         In December 1999, 100,000 common stock warrants were exercised for $100,000.

         In May 2000, directors were granted an aggregate 58,100 common shares for services rendered. The shares were valued at the contemporaneous cash offering price of $1.00 per share resulting in a compensation expense of $58,100 on the grant date.

         In May 2000, 150,000 common stock warrants were exercised for $150,000.

         In October 2000, 345,000 common stock warrants were exercised at $0.0001 per share or a total of $35.

         In October 2000, 100,000 common shares were issued to an officer as compensation for services rendered. A compensation expense of $100,000 was recognized on the grant date based on the contemporaneous cash offering price of $1.00 per common share.

         In December 2000, 50,000 common shares were sold to an unrelated party for $50,000 and another 50,000 common shares were sold to a stockholder for $50,000.

         During January 2001, the Company issued 400,000 fully vested shares to a third party research and development subcontractor (the "Vendor") to be used as credit against $1,200,000 future invoiced license and royalty fees. Based on the contract valuation of $3.00 per share and anti-dilution provisions provided to the Vendor, the Company valued the 400,000 shares at $1,200,000. The value, considered a prepaid expense, was recorded as deferred fees deducted from stockholders' equity, to be amortized against future invoices.

         In May 2001, two officers vested in 850,000 common stock options previously granted pursuant to their employment agreements upon the achievement of certain milestones. A compensation expense of $849,915 was recognized under APB 25 based on the intrinsic value of the options at the grant date. In November 2001 and March 2002, the 262,500 and 587,500 options, respectively, were exercised for $85 and 850,000 common shares were issued.

         In May 2001, a principal stockholder was granted 125,000 common stock options and a consulting expense of $254,346 was recognized pursuant to SFAS 123 based on the $3.00 fair market value of the common shares. The shareholder immediately exercised 125,000 options for 125,000 common shares at an exercise price of $125,000. (See Note 7)

         In May 2001, the 250,000 preferred shares were converted into 250,000 common shares. Pursuant to the warrant agreement attached to the preferred shares, an additional 250,000 warrants were issued upon conversion with an exercise term of five years at an exercise price of $1.00 per share.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

         In December 2001, 3,000 shares were purchased by an employee at $0.0001 per share. A compensation expense was recognized at the actual cost of $1.00 per share or $3,000 based on a contemporaneous cash offering price.

         In December 2001, two directors purchased 3,000 shares each at $0.0001 per share. A directors fee was recognized at the actual cost of $1.00 per share or $6,000 based on a contemporaneous cash offering price.

         In March 2002, 25,000 shares were issued to a related party for $0.0001 per share as a loan fee relating to a convertible debenture issued subsequently to March 31, 2002. A deferred loan fee was recorded at $24,997 based on the contemporaneous cash offering price less the cash paid of $2.50 of $1.00. (See Note 10)

         (C) Stock Options and Warrants

         The Company issues stock options and warrants to employees, service providers, and investors.

         In accordance with SFAS 123, for options issued to employees, the Company applies APB Opinion No. 25 and related interpretations. During 2002 and 2001 and from March 9, 1999 (inception) to March 31, 2002, the Company granted 0, 400,000, and 1,600,000 common stock options, respectively, to officers. Due to the uncertain vesting period of these grants due to vesting contingencies, compensation expense is recognized only upon vesting. Accordingly, compensation cost of $849,915 has been recognized for 850,000 options vested in May 2001 based on the $1.00 fair market value less the $85 exercise price. The remaining 750,000 potential options under the employment agreements were terminated by the Board of Directors when the employment agreements were terminated in November 2001. (See Note 4(A))

         Had compensation cost for the Company's stock-based compensation plan been determined on the fair value at the grant dates for awards under that plan, consistent with Statement of Accounting Standards No 123, "Accounting for Stock Based Compensation" (Statement No. 123), the Company's net loss for the year ended March 31, 2002 and 2001 would not have changed.

         The effect of applying Statement No. 123 is not likely to be representative of the effects on reported net income for future years due to, among other things, the effects of vesting.

         For stock options and warrants issued to non-employees, the Company applies SFAS 123. Accordingly, consulting expense of $345,000 was charged to operations in 1999 as reflected in the accompanying consolidated statements of operations from March 5, 1999 (inception) to March 31, 2002 and consulting expense of $254,346 was recognized in 2002 upon granting of 125,000 common stock options.

         For consolidated financial statement disclosure purposes and for purposes of valuing stock options and warrants issued to consultants, the fair market value of each stock granted was estimated on the grant date using the Black-Scholes Option-Pricing Model in accordance with SFAS 123 using the following weighted-average assumptions in 1999: expected dividend yield

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

         0%, risk-free interest rate of 4.53%, volatility 0% and expected term of two years and in 2002: dividend yield 0%, risk-free interest rate 3.57%, volatility 0% and expected term of one year.

         A summary of the options outstanding, which were granted for cash or services as of March 31, 2002, 2001, 2000, 1999 and changes during these years, are presented below:

                                                            Number of         Weighted
                                                           Options and         Average
                                                             Warrants       Exercise Price
                                                           -----------      --------------
                  Stock Options
                  Granted in 1999                            1,545,000      $     0.0001
                  Balance at March 1, 1999                   1,545,000      $     0.0001
                  Granted                                      250,000      $       1.00
                  Exercised                                   (100,000)     $       1.00
                                                            ----------      ------------
                  Balance at March 31, 2000                  1,695,000      $     0.0886
                  Granted                                      650,000      $     0.3847
                  Exercised                                   (495,000)     $     0.3031
                                                            ----------      ------------
                  Balance at March 31, 2001                  1,850,000      $     0.1352
                  Granted                                      375,000      $       1.00
                  Exercised                                   (975,000)     $       0.13
                  Terminated                                  (750,000)     $      0.001
                                                            ----------      ------------
                  Balance at March 31, 2002                    500,000      $       1.00
                                                            ==========      ============

                  Options exercisable at March 31, 2002        500,000      $       1.00
                                                            ==========      ============

                  Weighted average fair value of options
                    granted for services during 2001,
                    2000 and 1999                                           $       1.00
                                                                            ============
                  Weighted average fair value of options
                    granted for services during 2002                        $       2.03
                                                                            ============

         The following table summarizes information about options and warrants outstanding at March 31, 2002:

                      Options and Warrants Outstanding                          Options and Warrants Exercisable
         ----------------------------------------------------------------       --------------------------------

                                               Weighted
                                                Average          Weighted                              Weighted
          Range of           Number            Remaining          Average            Number             Average
          Exercise       Outstanding at       Contractual        Exercise        Exercisable at        Exercise
           Price         March 31, 2002           Life             Price         March 31, 2002          Price
          --------       --------------       -----------        --------        --------------        --------
          $   1.00           250,000           4.17 Years          1.00               250,000            1.00
          $   1.00           250,000           1.17 Years          1.00               250,000            1.00
                             -------                            -------               -------         -------
                             500,000                            $  1.00               500,000         $  1.00
                             =======                            =======               =======         =======

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

Note 7   Related Parties

         In October 2000, 400,000 options were reserved in trust for future issuance in accordance with an anti-dilution provision in an amended stockholder agreement. During June 2001, 125,000 of these options were granted to a principal stockholder and then exercised at a price of $1.00 per share. The Company recognized a consulting expense of $254,346 based on the $3.00 current fair market value of the warrants computed pursuant to the fair market value method of SFAS 123. (See
         Note 5)

         Loans payable to related parties are non-interest bearing and due on demand.

Note 8   Income Taxes

         The Company files separate tax returns for the parent and its Canadian subsidiary. There was no income tax expense for the years ended March 31, 2002 and 2001, due to the Company's net losses.

         The blended Canadian Federal and Provincial Corporate tax rate of 41.5% applies to loss before taxes of the Canadian subsidiary. The Company's tax expense differs from the "expected" tax expense for Federal income tax purposes for the years ended March 31, 2002 and 2001, (computed by applying the United States Federal Corporate tax rate of 34% to loss before taxes), as follows:

                                                 Years Ended March 31,
                                              --------------------------
                                                 2002              2001
                                              -----------      ---------
         Computed "expected" tax benefit      $(1,006,201)     $(328,708)
         Stock based expenses                       3,060         53,754
         Foreign income taxes                      (3,180)      (121,906)
         Other non-deductible items               (34,411)             -
         Change in deferred tax asset
           valuation allowance                  1,040,732        396,860
                                              -----------      ---------
                                              $         -      $       -
                                              ===========      =========

         The effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at March 31, 2002 are as follows:

         Deferred tax assets:
         United States net operating loss carry forward         870,430
         Canadian net operating loss carryforward             1,210,564
         Canadian stock based expenses                                -
                                                            -----------
         Total gross deferred tax assets                      2,080,944
         Less valuation allowance                            (2,080,944)
                                                            -----------
         Net deferred tax assets                            $         -
                                                            ===========

         The valuation allowance at March 31, 2001 was $1,040,262. The net change in valuation allowance during the year ended March 31, 2002 was an increase of approximately $1,040,732. The Company's subsidiary has net operating losses of approximately $2,917,021 at March 31, 2002 available to offset the subsidiaries' net income through 2007 under Canadian Federal and Provincial tax laws and the parent

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

         United States entity has a net operating loss carryforward of approximately $2,560,089 available to offset the parent's net income through 2022.

Note 9   Going Concern

         As reflected in the accompanying consolidated financial statements, the Company has a deficit accumulated during development stage of $5,476,570, a working capital deficiency of $532,586 at March 31, 2002, losses from operations of $2,959,415 in 2002, and cash used in operations of $115,081 during 2002. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional funds and to successfully complete its research and development resulting in a saleable product. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

         Management's plan of operation has been prepared assuming that the Company will continue to operate as a going concern. The capability to continue as a going concern is contingent to the completion of a current offering. The source, availability, and terms of such funds have not been determined and there is no assurance the Company will be able to obtain any funding on acceptable terms or at all. Failure to obtain the financing or to obtain it on a timely basis will have a substantial adverse affect on the Company's operations and their ability to complete the plan of operation in whole or in part.

Note 10  Subsequent Event

         On May 1, 2002, the Company issued a $100,000, 5%, Senior Secured Convertible Debenture - Series A (the "Debenture") to a principal stockholder (the "Investor"). Unless converted, redeemed or retracted before maturity, interest payments are due May 1, 2003 and April 30, 2004. The debenture must be paid in full on the earlier of April 30, 2004 or the closing date of the next round of financing for a minimum of $1,000,000. The debenture is collateralized by a Security Agreement on all of the Company's assets, including its patents and patent applications. At any time at the option of the holder, the outstanding principal amount of the debenture is convertible into common shares of the Company at a conversion price of $1.00 a share and accrued interest shall be payable in cash at that time. The Debenture contains various covenants some of which restrict the ability of the Company to issue further debt or issue further equity securities. The debenture contains anti-dilution provisions requiring the Company to issue additional shares to the Investor, based upon a stipulated formula, if the Company sells any additional shares at less than $3.00 per share.

         In March 2002, an outside party received a fee of 25,000 common shares of the Company for arranging the transaction and in May 2002, the party received options to purchase 25,000 common shares at of the Company at an exercise price of $1.00 per share for a period of five years.

         The value of the options granted is approximately $1,600 resulting in a debt discount to be recognized as interest expense over the term of the debenture.

         The value of the 25,000 common shares issued as a loan fee, less cash paid of $3.00 is recorded as a $24,997 deferred loan fee at March 31, 2002 to be amortized over the term of the debenture.

                         B. Twelve, Inc. and Subsidiary
                          (A Development Stage Company)
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

         The debenture is redeemable by the Company with a minimum of 10 and maximum of 60 days notice to the holder, but may not be redeemed by the Company before May 1, 2003. The debenture is redeemable for cash (or common shares of the Company with approval of the holder at the conversion price as defined in the debenture ) in whole, or in part from time to time at a redemption price equal to the principal plus accrued and unpaid interest. After May 1, 2003, the holder may also elect redemption in cash only, at a redemption price equal to the principal plus accrued and unpaid interest and with notice to the Company the same as above.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time.

         The Company does not currently maintain insurance for the benefit of the directors and officers of B Twelve against liabilities incurred by them in their capacity as directors or officers of B Twelve. B Twelve does not maintain a pension plan for its employees, officers or directors. The Company intends to obtain $500,000 insurance on the lives of its executive officers.

         Any Director who is independent of the Company is entitled to an annual fee of $2,000 and a fee of $200 for each meeting attended by such Director plus reasonable expenses incurred in attending such meeting, upon presentation of receipts therefor. As of the date hereof, no director has accrued any expenses. However, directors received 14,525 and 3,000 common shares for services rendered during FY2001 and FY2002, respectively.

         None of the directors or senior officers of B Twelve and no associate of any of the directors or senior officers of B Twelve was indebted to B Twelve during the financial period ended March 31st, 2001 of B Twelve other than for routine indebtedness.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         All expenses of issuance and distribution will be paid by the issuer. The Company has not received all the details of the cost associated to this offering, but it is not expected to exceed $50,000. The following amounts have being used to estimate the cost of this offering: i) registration fees $2,000,
ii) cost of printing and engraving $2,500, iii) legal $10,000, iv) accounting $10,000, and v) other $2,500.


                     RECENT SALES OF UNREGISTERED SECURITIES

         In March 1999, the Company issued 300,000 common shares to Uri Sagman for services rendered, which were valued at a planned contemporaneous cash offering price for one-for-one convertible preferred stock and common stock warrants issued with an exercise price of $1.00 per share. A compensation expense of $300,000 was recorded in 1999.

         In March 1999, the Company issued 255,000 common shares and 345,000 common stock warrants to InterUnion Financial Corporation and New Researches Corporation, respectively, exercisable at $0.0001 per share as a fee for assistance in the acquisition of intangible assets. The common shares were valued based on a contemporaneous cash-offering price of $1.00 per share. The warrants were valued pursuant to SFAS 123, at $1.00 per warrant. The aggregate consulting expense charged to operations in 1999 for the shares and warrants was $600,000.

         In June 1999, the Company issued 2,000,000 common shares to Receptagen Ltd., a private biotechnology company, for a portfolio of patents, patents pending, and related intellectual property. The portfolio was valued at $2,000,000 based on a $1.00 per share contemporaneous cash offering price for one-for-one convertible preferred stock and common stock warrants issued with an exercise price of $1.00.

         In December 1999, 100,000 common stock warrants were exercised by New Researches Corporation for $100,000.

         In May 2000, directors were granted an aggregate 58,100 common shares for services rendered. The shares were valued at the contemporaneous cash offering price of $1.00 per share resulting in a compensation expense of $58,100 on the grant date.

         In May 2000, 150,000 common stock warrants were exercised by New Researches Corporation for $150,000.

         In October 2000, 345,000 common stock warrants were exercised by New Researches Corporation at $0.0001 per share or a total of $35.

         In October 2000, 100,000 shares were issued to Jean-Luc Berger as compensation for services rendered. A compensation expense of $100,000 was recognized on the grant date based on the contemporaneous cash offering of $1.00 per common share.

         In December 2000, 50,000 common shares were sold to Rupert's Crossing for $50,000 and another 50,000 common shares were sold to New Researches Corporation for $50,000.

         In October 2000, 400,000 options were reserved in trust for future issuance in accordance with an anti-dilution provision in an amended stockholder agreement. During June 2001, 125,000 of these options were granted to Credifinance Gestion S.A. and then exercised at a price of $1.00. The Company recognized a consulting expense of $254,345 based on the $3.00 current fair market value of the warrants computed pursuant to the fair market value method of SFAS 123.

         In January 2001, the Company issued 400,000 fully vested shares to Medarex Inc., a third party research and development subcontractor (the "vendor") to be used as a credit against $1,200,000 future invoice license and royalty fees. Based on the contract valuation of $3.00 per share and anti-dilution provisions provided to the vendor, the Company valued the 400,000 shares at $1,200,000. The value, considered a prepaid expense, was recorded as deferred fees deducted from stockholders' equity, to be amortized against future invoices.

         In May 2001, Uri Sagman and Jean-Luc Berger were granted 850,000 common stock options pursuant to their option agreements upon the achievement of certain milestones. A compensation expense of $850,000 was recognized under APB 25 based on the $1.00 intrinsic value of the options at the grant date. In November 2001 and March 2002, 262,500 (Jean-Luc Berger) and 587,500 (Uri Sagman) options, respectively, were exercised for $85 and 850,000 common shares were issued.

         In May 2001, Credifinance Gestion S.A., a principal stockholder, was granted 125,000 common stock options and a consulting expense of $254,345 was recognized pursuant to SFAS 123 based on the $3.00 fair market of the shares. Credifinance Gestion S.A. immediately exercised 125,000 options for 125,000 common shares at an exercise price of $125,000.

         In June 2000, New Researches Corporation purchased 250,000 shares of convertible preferred stock for $1.00 per share or $250,000. The Stock is convertible to common stock on a one-for-one basis upon the earlier of: (i) an initial public offering, as defined, (ii) the completion of a reverse-take-over transaction, (iii) a minimum $3,000,000 private equity financing based on a $10,000,000 valuation, or (iv) the merger of the Company with another corporation or the sale of substantively all the assets of the Corporation.

         In May 2001, the 250,000 preferred shares were converted by Credifinance Gestion S.A. into 250,000 common shares. Pursuant to the warrant agreement attached to the preferred shares, an additional 250,000 warrants were issued upon conversion with an exercise term of five years at an exercise price of $1.00 per share.

         In December 2001, the Company issued 3,000 shares each to two directors and an employee for services rendered. The Company recognized an expense of $9,000 based on a contemporaneous cash offering price of $1.00 per common share.

         In May 2002, The Company issued a $100,000, 5%, Senior Secured Convertible Debenture - Series A (the "Debenture") to Credifinance Gestion S.A. (the "Investor"). Unless converted, redeemed or retracted before maturity, interest payments are due May 1, 2003 and April 30, 2004. The debenture must be paid in full on the earlier of April 30, 2004 or the closing date of the next round of financing for a minimum of $1,000,000. The debenture is collateralized by a Security Agreement on all of the Company's assets, including its patents and patent applications. At any time at the option of the holder, the outstanding principal amount of the debenture is convertible into common shares of the Company at a conversion price of $1.00 a share and accrued interest shall be payable in cash at that time. The Debenture contains various covenants some of which restrict the ability of the Company to issue further debt or issue further equity securities. The debenture contains anti-dilution provisions requiring the Company to issue additional shares to the Investor, based upon a stipulated formula, if the Company sells any additional shares at less than $3.00 per share. The debenture is redeemable by the Company with a minimum of 10 and maximum of 60 days notice to the holder, but may not be redeemed by the Company before May 1, 2003. The debenture is redeemable for cash (or common shares of the Company with approval of the holder at the conversion price as defined in the debenture ) in whole, or in part from time to time at a redemption price equal to the principal plus accrued and unpaid interest. After May 1, 2003, the holder may also elect redemption in cash only, at a redemption price equal to the principal plus accrued and unpaid interest and with notice to the Company the same as above.

         In March 2002, the Company issued 25,000 shares to Credifinance Securities Limited, a related party, for $0.0001 per share as a loan fee relating to a convertible debenture issued subsequently to March 31, 2002. A deferred loan fee was recorded at $24,997 based on the contemporaneous cash offering price less the cash paid of $2.50 of $1.00.

         Note: All sales of stock as listed above were private sales not involving a public offering, pursuant to Section 4(2) of the Securities Act of 1933, as amended.

                                    EXHIBITS

The following Exhibits are attached hereto:


EXHIBIT
NUMBER           DESCRIPTION OF EXHIBIT
------           ----------------------

3.1*             Articles of Incorporation

3.2*             Bylaws of Corporation

5*               Opinion of Legality

10.1**           Amended and restated unanimous shareholders' agreement [dated January 15, 2001]

10.2             Employment agreement Uri Sagman [dated June 1st, 2001]

10.3             Employment agreement Jean-Luc Berger [dated June 1st, 2001]

10.4             Employment termination agreement Uri Sagman [dated November 15, 2001]

10.5             Employment termination agreement Jean-Luc Berger [dated November 15, 2001]

10.6             Consulting agreement Jean-Luc Berger [dated November 15, 2001]

10.7**           Option agreement Uri Sagman [dated March 5, 1999]

10.8             Option agreement Uri Sagman [dated June 1, 2001]

10.9             Option agreement Uri Sagman [dated June 1, 2001]

10.10**          Research  collaboration  agreement  between The  Research  Foundation  of State
                 University of New York and B. Twelve Ltd. [dated August 19, 1999]

10.11**          Extension/Modification  research  collaboration  agreement between The Research
                 Foundation of State  University of New York and B. Twelve Ltd.  [dated November
                 01, 2000]

10.12**          Sponsored  laboratory  study agreement,  The University of Texas M.D.  Anderson
                 Cancer Center [dated August 31,1999]
10.13**          Amendment No. 1 to research  agreement,  The University of Texas M.D.  Anderson
                 Cancer Center [dated November 20, 2000]

10.14**          Termination Agreement, The University of Texas [dated February 28, 2002]

10.15**          Collaborative research agreement, New York University [dated November 11, 1999]

10.16            Convertible Debenture - Series A - US$100,000 [dated May 1, 2002]

10.17            Price protection agreement [dated May 1, 2002]

10.18            Security agreement [dated May 1, 2002]

21*              Subsidiaries of the Registrant

*  Previously filed.
** To be filed by Amendment

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           The Securities Act of 1933
                              ---------------------

                                 B. TWELVE, Inc.

                              ---------------------



         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of _________________ State of _______________________________ on _________________,
2002

(Registrant)

------------------------------------------------------------

By (Signatures and Title)

--------------------------------------------------

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

         (Signature)

         --------------------------------------------------------


         (Title)

         --------------------------------------------------------


         (Date)

         --------------------------------------------------------